EXHIBIT 10.1

CUSIP Number: #

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 10, 2011

among

CITYCENTER HOLDINGS, LLC, a Delaware limited liability company as Borrower,

the Lenders described herein,

and

BANK OF AMERICA, N.A., as Administrative Agent,

THE ROYAL BANK OF SCOTLAND plc, SUMITOMO MITSUI BANKING

CORPORATION, and BNP PARIBAS,

as Co-Syndication Agents

and

UBS LOAN FINANCE LLC and BARCLAYS BANK Plc,

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, RBS SECURITIES

INC., SMBC NIKKO CAPITAL MARKETS LTD., BNP PARIBAS SECURITIES CORP.,

UBS SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING

DIVISION OF BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Book Managers

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is entered into as of January 10, 2011, among CITYCENTER HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Persons listed on Schedule 2.01 hereto as the initial Lenders, and BANK OF AMERICA, N.A., as Administrative Agent. Merrill Lynch, Pierce Fenner & Smith Incorporated, RBS Securities Inc., SMBC Nikko Capital Markets Ltd., BNP Paribas Securities Corp., UBS Securities LLC and Barclays Capital, the investment banking division of Barclays Bank PLC, have served as Joint Lead Arrangers and Joint Book Managers for this Agreement.

The parties hereto hereby agree with reference to the following facts:

A. Borrower, various lenders and Bank of America, as administrative agent, are party to the Credit Agreement, dated as of October 3, 2008, as amended prior to the date hereof (as so amended, the “Existing Credit Agreement”). As of the Closing Date, the aggregate principal amount of the Loans outstanding under the Existing Credit Agreement are $1,852,525,296 (the “Existing Loans”).

B. Using the proceeds of the First Lien Notes and the Second Lien Notes described herein, together with the Sponsor Equity Contributions described herein, on the Effective Date, the outstanding principal balance of the Existing Loans will be reduced to $900,000,000 (which Existing Loans shall remain outstanding as Term Loans hereunder), all accrued interest and fees with respect thereto shall be repaid, and the Funded Interest Account described herein shall be funded.

C. It is intended that, immediately prior to the Effective Date, that the Replacement Lenders will fund Loans in the amounts set forth on Schedule 2.01, and that such Loans shall replace a corresponding amount of the Existing Loans and shall be treated as Loans hereunder for all purposes.

D. In furtherance of the foregoing transactions, the parties hereto have agreed that as of the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement.

NOW, THEREFORE, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Land Use Arrangements” means the provisions of any condominium declarations, reciprocal easement agreements, street dedications and vacations, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by Borrower and its Subsidiaries in furtherance of CityCenter which are approved as to their form and substance by the Collateral Agent in writing in the exercise of its reasonable discretion.

“Adjusted Senior Indebtedness” means, as of each date of determination, the aggregate principal amount of the consolidated Indebtedness of Borrower and its Subsidiaries (including any Indebtedness which provides for deferred payment of interest) as of that date minus each of the following:

(a) the principal amount of the Sponsor Subordinated Debt and any Indebtedness constituting Casualty Bridge Capital as of that date;

(b) any Indebtedness to the extent it has been legally or contractually defeased or is the subject of a deposit in cash or cash equivalents in the full amount thereof for the purpose of defeasing the same in accordance with its terms;

(c) letters of credit and Guarantees in respect of obligations in an aggregate amount not to exceed $25,000,000 at any time of the obligations of Persons which are the owners or operators of restaurants, retail, night club or other businesses located at CityCenter to the extent that such letters of credit and Guarantees comply with the provisions of Section 7.02(l); and

(d) letters of credit issued in support of payment obligations for the purchase of goods and related services.

“Administrative Agent” means Bank of America in its capacity as administrative agent under this Agreement, or any successor administrative agent hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affiliate” means as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 25% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 25% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be presumed (subject to rebuttal by a preponderance of the evidence) to control such corporation, partnership or other Person.

“Agreement” means this Amended and Restated Credit Agreement, as at any time amended.

“Applicable Margin” means an applicable rate per annum equal to 6.50%, in the case of Eurodollar Rate Loans, and 5.50%, in the case of Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person that administers or manages a Lender or an Affiliate of such a Person.

“Approved Seller Financing Program” means the terms upon which Borrower and its Restricted Subsidiaries provide seller financing for the Disposition of Condo Units set forth on Schedule 1.01 as modified from time to time in accordance with the terms of this Agreement. It is acknowledged that any Seller Loans made within the limitations set forth in Section 7.03(f)(2) of the Credit Agreement that do not conform to the then current underwriting guidelines and pricing policy shall nonetheless be considered Seller Loans and issued in compliance with the Approved Seller Financing Program.

“Aria Hotel” means the 4,004 room hotel and the related casino, which is a component of CityCenter.

“Arrangers” means MLPFS and the other Persons identified on the cover page of this Agreement as “Lead Arrangers” in their capacities as joint lead arrangers and joint book managers for the credit facility described herein.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Sections 10.06(a) and (b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, members’ equity and cash flows of Borrower and its Subsidiaries for fiscal year of Borrower ended December 31, 2009, including the notes thereto.

“Bank Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any

Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and in any event includes without limitation the obligations of Borrower pursuant to this Agreement and the obligations of the Restricted Subsidiaries in respect of their guarantees of the obligations of Borrower under this Agreement, the Secured Cash Management Agreements and the Secured Hedge Agreements.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Bellagio Employee Parking Garage” means the garage located immediately adjacent to CityCenter on land owned by a Subsidiary of MGM Resorts and described on Schedule 1.01H.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Related Persons” means officers, directors and employees of Borrower and its Restricted Subsidiaries (and their respective spouses, parents, siblings (and their spouses), children (and their spouses), grandchildren (and their spouses), and other immediate family members) and officers, directors and employees of the Sponsors and their respective Affiliates (and their respective spouses, parents, siblings (and their spouses), children (and their spouses), grandchildren (and their spouses), and other immediate family members).

“Borrower Security Agreement” means the Amended and Restated Security Agreement made by Borrower in favor of the Collateral Agent for the benefit of the Lender Secured Parties on the Closing Date.

“Borrower’s Servicer” means Private National Mortgage Acceptance Company, LLC (also known as “PennyMac”) or another nationally-recognized servicer of residential mortgages appointed by Borrower that is a Fannie Mae, Freddie Mac and HUD-approved servicer of residential mortgage loans that has entered into a Servicing Agreement. The term shall include all of the employees, officers, and agents of any such mortgage servicer.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Date.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be recorded as capitalized leases in accordance with GAAP.

“Cash Equivalents” means (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent by S&P or Moody’s or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security consisting of property of the type specified in clause (a) or (b) of this definition, with a market value of no less than the amount of monies so invested; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and (f) money market funds or mutual funds the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Cash Interest Charges” means, for any period, that portion of Interest Charges for that period which are required to be currently paid in cash.

“Cash Management Agreement” means any agreement to provide or relating to cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Bridge Capital” means (a) any Indebtedness of Borrower expressly subordinated in right of payment to the Loans at least to the same extent as the Sponsor Subordinated Debt (except with respect to any prepayments thereof permitted hereunder) and (b) any contributions by the Members to the equity capital of Borrower, in each case which are made following any casualty to CityCenter, provided that, within ten Business Days following the receipt by Borrower thereof, the Sponsors identify the amount thereof to the Administrative Agent, and agree in writing that such amounts are in addition to, and do not constitute utilization of, the MGM Resorts Completion Guarantee.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) The Sponsors shall cease to collectively own and control (legally and beneficially and either directly or indirectly) Equity Interests in Borrower representing at least 50% of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis, or

(b) Either Sponsor shall cease to own and control (legally and beneficially and either directly or indirectly), one half of the aggregate Equity Interests in Borrower, except by reason of the exercise of their respective rights provided for in the Operating Agreement; provided, however, such event or series of events shall not be a “Change of Control” so long as MGM Resorts (i) directly or indirectly owns at least a 50% Equity Interest in Borrower and (ii) otherwise directly or indirectly (including through the MGM Resorts Operational Entities) remains in control of and responsible for the development and management of CityCenter; or

(c) MGM Resorts shall cease to own and control (legally and beneficially and either directly or indirectly) all of the Equity Interests in the Managing Member and in each of the MGM Resorts Operational Entities, except to the extent that the Managing Member or any MGM Resorts Operational Entity is replaced with another Person acceptable to the Required Lenders.

“Circus Deeds of Trust” means, collectively, (i) an Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing made by Circus Circus Casinos, Inc. to be dated as of the Effective Date and at any time thereafter amended in favor of Nevada Title Company, as trustee, for the benefit of the Secured Parties to secure the MGM Resorts Completion Guarantee, as at any time amended, (ii) an Amended and Restated

Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing made by Mandalay Resort Group dated as of the Effective Date and at any time thereafter amended in favor of Nevada Title Company, as trustee, for the benefit of the Secured Parties to secure the MGM Resorts Completion Guarantee, as at any time amended, and (iii) an Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing made by Vintage Land Holdings, LLC dated as of the Effective Date and at any time thereafter amended, in favor of Nevada Title Company, as trustee, for the benefit of the Secured Parties to secure the MGM Resorts Completion Guarantee, as at any time amended, each of which deeds of trust shall be substantially in the form of Exhibit E-1.

“CityCenter” means the 67 acre mixed use urban community in Las Vegas Nevada commonly known as CityCenter on the property described in the Deed of Trust.

“CityCenter Mortgagors” means, collectively, CityCenter Boutique Hotel Holdings, LLC, CityCenter Boutique Residential Development, LLC, CityCenter Harmon Hotel Holdings, LLC, Aria Resort & Casino Holdings, LLC, CityCenter Vdara Development, LLC, CityCenter Vdara Condo Hotel Holdings, LLC, CityCenter Veer Towers Development, LLC, The Crystals at CityCenter, LLC and Landco.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the Property which is described in the Collateral Documents as being subject to the Liens granted therein.

“Collateral Agent” means Bank of America, when acting in its capacity as Collateral Agent under the Collateral Agent Agreement, and any successor to Bank of America in that capacity.

“Collateral Agent Agreement” means the Amended and Restated Collateral Agent Agreement dated as of the Closing Date among Borrower, the Administrative Agent and the Collateral Agent, as at any time amended.

“Collateral Documents” means, collectively, the Deed of Trust, the Circus Deed of Trust, the Security Agreements, the Control Agreements and any other agreements delivered to the Collateral Agent pursuant to Section 6.11.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condo Deposit – Sales Report” means a report substantially in the form of Exhibit D.

“Condo Deposits” means deposits received from time to time by the Loan Parties in respect of executed Condo Purchase Agreements.

“Condo Proceeds” means the sum of (i) Net Cash Proceeds realized from the sales of Condo Units (including cash proceeds in the form of downpayments and/or net cash proceeds received on account of the Seller Notes, either by virtue of payments by obligors thereon or by virtue of the Warehouse Financing Program or a Permitted Securitization Program and (ii) amounts realized by Borrower from putative purchasers’ forfeiture of any deposits made with respect to proposed purchases of Condo Units less (x) the amounts of deposits required by contract or applicable law or otherwise agreed (with the consent of the Sponsors) to be refunded by Borrower or any surety to the extent that any such amounts have not otherwise been actually refunded by Borrower or such surety, whether or not such refunds occur prior or subsequent to the Closing Date, (y) all costs associated with the return or refunding of deposits and the expenses of the Approved Seller Financing Program, any Warehouse Financing Program (including any interest payable in respect of any Warehouse Financing Program) and any Permitted Securitization Program, and (z) all income taxes attributable to any payments made in respect of the Seller Notes.

“Condo Proceeds Account” means a control account of Borrower established at Bank of America and subject to a Control Agreement into which the Net Cash Proceeds of the sales of Condo Units (including any bulk sales thereof) or of Seller Notes in an aggregate amount not to exceed the Condo Proceeds Amount may be deposited as cash collateral for the obligations under the MGM Resorts Completion Guaranty.

“Condo Proceeds Amount” means $123,850,553 as such amount may be adjusted in accordance with the past practices of Borrower to reflect the return by Borrower of any Condo Deposits previously received.

“Condo Purchase Agreements” means agreements for the purchase of Condo Units executed by retail purchasers of Condo Units.

“Condo Unit” means a residential condominium or residential condominium-hotel unit in CityCenter (and related common area elements).

“Construction Contracts” means the Agreement between Owner and Contractor dated March 9, 2005 between Perini Building Company and MGM MIRAGE Design Group, as assigned to Borrower and as otherwise amended, and any other agreements between Borrower or any of its Subsidiaries and the Contractor Defendants relating to the design, development or construction of CityCenter or its components.

“Construction Liens” means mechanics liens asserted by contractors, subcontractors, materialmen, vendors or other similar claimants permitted to assert a mechanics lien under applicable Laws in respect of, or relating back to, construction activities at CityCenter occurring prior to January 1, 2011, including without limitation those associated with the claims of the plaintiffs in the Perini Lawsuit.

“Construction Resolution Date” means the date upon which all disputes underlying the Perini Lawsuit between the Company and its Affiliates, on the one hand, and Perini Building Company and its Affiliates, on the other hand, have been resolved by settlement or a judgment or other determination which is final and binding upon the parties, all Construction Liens have been discharged, all obligations pursuant to such settlement, judgment or other determination have been paid in full and all remaining obligations of MGM Resorts under the MGM Resorts

Completion Guarantee have been either (i) satisfied or (ii) collateralized by the deposit of cash or a letter of credit acceptable to the Administrative Agent, in each case in an amount not less than the aggregate amount of such obligations (as certified by a Responsible Officer of Borrower and as reasonably determined by the Administrative Agent) in the Condo Proceeds Account or in a deposit account owned by MGM Resorts and held with and subject to the control of the applicable Person pursuant to Section 4.2 of the MGM Resorts Completion Guarantee.

“Contractor Defendants” means Perini Building Company, its direct and indirect subcontractors, materialmen and vendors, each other direct and indirect contractor, materialman and vendor in respect of CityCenter which at any time is a party to the Perini Lawsuit or which has filed any mechanics lien or similar process against Borrower, all guarantors and other sureties and insurance providers for any of the foregoing.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means control agreements in favor of the Collateral Agent for the benefit of the Secured Parties in respect of each deposit, brokerage or other similar account maintained by the Loan Parties in a form reasonably acceptable to the Collateral Agent.

“Crystals” means the approximately 457,000 square foot retail and entertainment complex which is a component of CityCenter.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Dubai World, any relevant foreign jurisdictions).

“Deed of Trust” means the Amended and Restated Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing made by the CityCenter Mortgagors on the Closing Date in favor of the Collateral Agent for the benefit of the Lender Secured Parties, as at any time amended.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership, control or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Demolition Contract” has the meaning specified in Section 6.06.

“Demolition Contractor” has the meaning specified in Section 6.06.

“Demolition Work” has the meaning specified in Section 6.06.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any of the Loan Parties (or the granting of any option or other right to do any of the foregoing).

“Disqualification” means with respect to any Lender:

(a) the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of that Lender by any Gaming Board in connection with any licensing required of that Lender as a lender to Borrower or (ii) any required application or other papers in connection with determination of the suitability of that Lender as a lender to Borrower;

(b) the withdrawal by that Lender (except where requested or permitted by the Gaming Board) of any such application or other required papers; or

(c) any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that such Lender is “unsuitable” as a lender to Borrower or a Co-Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or (iii) denying the issuance to that Lender of any license required under applicable Gaming Laws to be held by all lenders to Borrower.

“Dollar” and “$” mean lawful money of the United States.

“Draft Offering Memo” means the draft offering memorandum in respect of the proposed First Lien Notes and Second Lien Notes dated January 10, 2011 and subject to completion, provided to the Administrative Agent and the Lenders by Borrower.

“Dubai World” means Dubai World, a Dubai, United Arab Emirates government decree entity, and its successors.

“EBITDA” means, for any period, Net Income for the twelve months period ending on that date plus (a) to the extent deducted in calculating such Net Income (but without duplication) (i) Interest Charges, (ii) the provision for United States federal, state, local and foreign income taxes payable by Borrower (or the ultimate tax paying direct or indirect owners of Borrower’s Equity Interests), (iii) depreciation and amortization expense, (iv) other expenses reducing such Net Income which do not represent a cash item in such period or any future period, and (v) Pre-Opening and Start-Up Expenses and minus (b) to the extent included in calculating such Net Income (but without duplication) (i) United States federal, state, local and foreign income tax credits or benefits and (ii) all non-cash items increasing Net Income.

“Effective Date” means the date upon which the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Effective Date Reduction Amount” has the meaning specified in Section 2.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi), in each case subject to such consents, if any, as may be required under Section 10.06(b)(iii), which Person (to the extent required under applicable Gaming Laws) is not the subject of a Disqualification.

“Environmental Laws” means all United States federal, state, and local statutes, laws, regulations, ordinances, rules and other governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Loan Parties directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Law, (c) exposure to any Hazardous Materials in violation of any Environmental Law, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Report” means the Phase I Environmental Site Assessment for City Center, 3708-3750 South Las Vegas Boulevard, APN’s 162-20-501-005(portion), 162-20-603-010 & 012, 162-20-701-004, 005, 006, 017, 019, 021, and 024 Las Vegas, Nevada, prepared for Bank of America, N.A., Banc of America Securities, LLC, CityCenter Holdings, LLC and Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP by Dudek, dated March, 2008.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, in no event shall the Eurodollar Rate be less than 1.0% per annum.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (A) any loss, destruction or damage of such property or asset; (B) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (C) any settlement in lieu of clause (B).

“Excess Cash Flow” means, for each fiscal year of Borrower, EBITDA for that fiscal year, minus the amount of any selling costs and sales commissions related to the sale of Condo Units excluded in arriving at Net Income, minus Cash Interest Charges for that fiscal year (excluding any such Cash Interest Charges paid from amounts in the Funded Interest Account), minus, to the extent paid in cash, any extraordinary expenses or losses (or plus, to the extent received in cash and without duplication, any extraordinary income or gains) during that fiscal year, minus Pre-Opening and Start-Up Expenses paid in cash during that fiscal year, minus the aggregate amount of the Permitted Tax Distributions made during that year, minus Maintenance Capital Expenditures made by the Loan Parties during that fiscal year, and minus mandatory prepayments in respect of the Loans for that fiscal year.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new

Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).

“Exempted Dispositions” means (i) Dispositions permitted by Section 7.05(b) and, as to any Dispositions of leasehold interests, (g), (ii) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (iii) Dispositions of inventory in the ordinary course of business, (iv) Dispositions of equipment or real property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property and (v) Dispositions in which the aggregate fair market value does not exceed $5,000,000 in any single transaction or series of related transactions.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Loans” has the meaning specified in the recitals to this Agreement.

“Extraordinary Receipts” means any cash or other property received by the Loan Parties by way of condemnation awards or similar awards in connection with any taking (and payments in lieu thereof), or similar amounts of other insurance or casualty proceeds, and any cash or other proceeds received by the Loan Parties of settlements of or judgments rendered in respect of the Perini Lawsuit.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“First Lien Indenture” means an Indenture governing the First Lien Notes in a form reflecting the terms set forth in the Draft Offering Memo.

“First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement among the Collateral Agent, the Administrative Agent, the First Lien Notes Collateral Agent and the First Lien Trustee in substantially the form of Exhibit I.

“First Lien Notes” means Senior Secured Notes issued by Borrower pursuant to the First Lien Indenture.

“First Lien Notes Collateral Agent” means U.S. Bank, National Association, as trustee for the holders of the First Lien Notes.

“First Lien Notes Percentage” means, at any time, the aggregate outstanding principal amount of the First Lien Notes at such time divided by the aggregate outstanding amount of the First Lien Obligations at such time.

“First Lien Trustee” means U.S. Bank, National Association and any successor trustee under the First Lien Indenture.

“First Lien Obligations” means the Bank Obligations, the Indebtedness of Borrower and CityCenter Finance Corp. under the First Lien Indenture, the Guarantee obligations of the Restricted Subsidiaries under the First Lien Indenture, and any refinancing thereof permitted pursuant to Section 7.12(b).

“First Lien Secured Parties” means the holders of First Lien Obligations from time to time.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification™ as amended from time to time. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.

“Gaming Approvals” means with respect to any action by a particular Person, any consent, approval or other authorization required for such action by such Person from a Gaming Board under Gaming Laws.

“Gaming Boards” means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other federal, state or local agency having jurisdiction over the Loan Parties.

“Gaming Laws” means, collectively, the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, and the regulations of the Nevada Gaming Authorities promulgated thereunder, as amended from time to time, the various Clark County ordinances and regulations applicable to gaming activities, and all other laws pursuant to which any Gaming Board holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by any Loan Party within its jurisdiction.

“General Intercreditor Agreement” means a General Intercreditor Agreement among the Collateral Agent, the Administrative Agent, the First Lien Notes Collateral Agent, the First Lien Trustee, the Second Lien Notes Collateral Agent and the Second Lien Trustee in substantially the form of Exhibit J.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person:

(a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means the Landco Guaranty and the Subsidiary Guaranty.

“Harmon” means the partially constructed tower of that name and related improvements at CityCenter.

“Harmon Equity” means Equity Interests of Borrower issued to either or both of the Sponsors or their wholly-owned Subsidiaries which, prior to the issuance thereof, are designated by Borrower as having been made to fund the demolition of the Harmon or any repair of the Harmon required by applicable Law.

“Harmon-Related Net Extraordinary Receipts” means any Extraordinary Receipts (i) which are used for the demolition of the Harmon or any repair of the Harmon required by applicable Law, (ii) which are reserved to be used for the demolition of the Harmon or any repair of the Harmon by applicable Law by notice to the Administrative Agent concurrently with the notice thereof (it being understood that no Extraordinary Receipts may be so designated unless, within 60 days of the receipt thereof, Borrower has become legally mandated to demolish or repair the Harmon, and that, to the extent such funds are not utilized to effectuate such demolition or repair, such funds shall cease to be Harmon-Related Net Extraordinary Receipts and shall be applied to the prepayment of the Bank Obligations in the manner required by Section 2.03(b)(2) upon the making of the final payments required in respect of such demolition or repair to the related contractors) or (iii) which are used to reimburse either or both Sponsors or their wholly owned Subsidiaries for Harmon Equity in the manner contemplated by Section 7.06(d).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Improvements” means the buildings, fixtures and other improvements situated at CityCenter.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade and other accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), to the extent of the value of such Property;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Infinity World” means Infinity World Development Corp, a Nevada corporation and a wholly-owned Subsidiary of Dubai World.

“Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Interest Charges” means, without duplication (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest expense in accordance with GAAP, (b) all capitalized interest, (c) all interest expense with respect to discontinued operations and (d) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case for the Loan Parties on a combined basis.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the twelve month period ending on that date, to (b) Interest Charges (other than

Interest Charges attributable to the Sponsor Subordinated Notes) for the twelve month period ending on that date.

“Interest Escrow Account” means one or more deposit accounts subject to the control of the Collateral Agent, from which withdrawals shall be made to pay interest, as and when due, on the First Lien Obligations.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week or one, two, three, four or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period longer than one week that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“Landco” means CityCenter Land, LLC, a Nevada limited liability company, and its successors and permitted assigns.

“Landco Guaranty” means the Amended and Restated Guaranty of the Bank Obligations made by Landco in favor of the Administrative Agent for the benefit of the Lender Secured Parties on the Closing Date, as at any time amended.

“Landco Security Agreement” means the Amended and Restated Security Agreement made by Landco on the Closing Date in favor of the Collateral Agent for the benefit of the Lender Secured Parties to secure the Landco Guaranty.

“Laws” means, collectively, all international, foreign, United States federal and state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means, collectively, each Person which is an original signatory to this Credit Agreement as a Lender and each Person which accepts an assignment pursuant to Section 10.06.

“Lender Secured Parties” means the holders of Bank Obligations from time to time.

“Lending Office” means, as to any Lender, the office or offices of that Lender described as such in that Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Senior Indebtedness as of such date to (b) EBITDA for the twelve month period ending on such date.

“License Revocation” means the revocation, failure to renew or suspension of , or the appointment of a receiver or similar official with respect to, any casino, gambling or gaming license of a Loan Party covering any portion of CityCenter.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, the Credit Agreement, the Notes, each Secured Hedge Agreement, each Secured Cash Management Agreement, the Landco Guaranty, the Subsidiary Guaranty, the Collateral Documents, the First Lien Intercreditor Agreement, the General Intercreditor Agreement, and each other instrument, document or agreement now or hereafter executed by the Loan Parties in favor of the Administrative Agent, the Collateral Agent or the Lenders in connection with the Agreement.

“Loan Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit G.

“Loan Parties” means, collectively Borrower and each of its Restricted Subsidiaries.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repair, restoration or refurbishment of CityCenter (other than construction costs), but excluding any such Capital Expenditure which adds to or expands CityCenter.

“Managing Member” means Project CC, LLC, a Nevada limited liability company, and any successor appointed pursuant to the Operating Agreement.

“Mandarin Agreements” means collectively, (a) the License Agreement in respect of Mandarin Oriental Las Vegas Hotel at Las Vegas Boulevard South, Clark County, Las Vegas, Nevada, dated October 27, 2005, by and between Mandarin Oriental Hotel Company, Inc., a Delaware corporation and Managing Member; (b) the Onshore Management Agreement in respect of Mandarin Oriental Las Vegas Hotel at Las Vegas Boulevard South, Clark County, Nevada, dated October 27, 2005, by and between Mandarin Oriental Management (USA) Inc., a Delaware corporation, and Managing Member; (c) the Technical Services Agreement in respect of Mandarin Oriental, Las Vegas at Las Vegas Boulevard South, Clark County, Nevada dated October 27, 2005, by and between Mandarin Oriental Management (USA) Inc., a Delaware corporation and Managing Member; (d) Amenities Agreement The Residences at Mandarin Oriental, Las Vegas dated January 20, 2007, by and between CityCenter Luxury Residences Unit Owners Association, a Nevada nonprofit corporation and Mandarin Oriental Management (USA), Inc, a Delaware corporation; (e) Branding Agreement in respect of The Residences at Mandarin Oriental, Las Vegas dated January 20, 2007, by and between Mandarin Oriental Hotel Company, Inc., a Delaware corporation and CityCenter Luxury Residences Unit Owners Association, a Nevada nonprofit corporation; and (f) Residences Management Agreement in respect of The Residences at Mandarin Oriental, Las Vegas dated January 20, 2007, by and between Residences at Mandarin Oriental (Management) LLC, a Delaware limited liability company and CityCenter Luxury Residences Unit Owners Association, a Nevada nonprofit corporation.

“Mandarin” means the Mandarin Oriental luxury hotel, which is a component of CityCenter.

“Material Adverse Effect” means except to the extent resulting from or relating to general local or national economic conditions:

(a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole;

(b) a material adverse effect upon the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Transaction Documents;

(c) a material impairment of the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender under the Transaction Documents or of the ability of the Loan Parties to perform their respective obligations under the Transaction Documents; or

(d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Transaction Documents to which they are parties;

provided, that any such change, effect or impairment pertaining to the Perini Lawsuit shall not be deemed to have a Material Adverse Effect.

“Material Contract” means, collectively, the MGM Resorts Operations Management Agreements, the Mandarin Agreements, and each other contract with a total contract amount in excess of $100,000,000.

“Maturity Date” means the fourth anniversary of the Effective Date.

“Members” means the Managing Member, and Infinity World Development Corp., a Nevada corporation.

“MERS” means Mortgage Electronic Registration Systems, Inc. (or any other person maintaining a similar mortgage registry system that has received all required approvals to act as such a registry from Fannie Mae, Freddie Mac and HUD and that has been selected by Borrower) or any successor or assign thereto.

“MERS® System” means the electronic system of recording transfers of mortgages maintained by MERS.

“MGM Completion Guarantee Reimbursement Amount” means an amount paid to MGM Resorts to reimburse MGM Resorts for amounts paid by it in respect of the construction of CityCenter pursuant to the MGM Resorts Completion Guarantee and its predecessor agreements which is equal to the sum of the following, provided that in no event shall the payment of any such amount to MGM Resorts result in the aggregate amount of the costs of design, development and construction of CityCenter being less than $8,485,638,000:

(a) all attorneys fees, consultants fees, expert witness fees, filing fees and other costs associated with the conduct or settlement of the Perini Lawsuit;

(b) all expenses associated with investigation of suspected or actual construction defects at CityCenter;

(c) all expenses of work conducted to repair, correct or remediate any construction defects at CityCenter;

(d) all amounts included in any settlement, or determined in any final judgment to be payable by the Contractor Defendants, with respect to any overpayments in respect of any element of the Construction Contracts, including the application of any limit in the maximum price payable by CityCenter Holdings, LLC and its Subsidiaries for work under any guaranteed maximum price contract; and

(e) to the extent determined in any final judgment or pursuant to any settlement to be payable by the Contractor Defendants, interest on the amounts described in clauses (a) through (d) above.

“MGM Resorts” means MGM Resorts International, a Delaware corporation, and its successors.

“MGM Resorts Affiliate Agreements” means, collectively, the agreements described on Schedule 7.08.

“MGM Resorts Completion Guarantee” means the Second Amended and Restated Completion Guarantee dated as of the Effective Date executed by MGM Resorts substantially in the form of Exhibit E-2, as at any time amended.

“MGM Resorts Operational Entities” means, collectively, MGM Resorts and each present and future Subsidiary thereof which is at any time party to any of the MGM Resorts Operations Management Agreements, any of the MGM Resorts Affiliate Agreements and the MGM Resorts Operational Entities Subordination Agreement.

“MGM Resorts Operational Entities Subordination Agreement” means the Amended and Restated Subordination Agreement among the Administrative Agent, MGM Resorts, the Managing Member and each of its Subsidiaries in respect of the MGM Resorts Operations Management Agreements and the MGM Resorts Affiliate Agreements listed on Part A of Schedule 7.08, substantially in the form of Exhibit H, as at any time amended.

“MGM Resorts Operational Entity Insolvency Proceeding” shall mean, with respect to any MGM Resorts Operational Entity, that any such MGM Resorts Operational Entity institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

“MGM Resorts Operations Management Agreements” means, collectively, (a) the Hotel and Casino Operations and Hotel Assets Management Agreement among the Managing Member, CityCenter Hotel & Casino, LLC, a Nevada limited liability company, MGM Resorts, and Landco, dated as of November 15, 2007, (b) the Condo-Hotel Operations Management Agreement among Vdara Condo Hotel, LLC and CityCenter Vdara Development, LLC, dated as of November 15, 2007, (c) the Retail Management Agreement among the Managing Member, The Crystals at CityCenter Management, LLC, MGM Resorts and Borrower, dated as of November 15, 2007, (d) the Development Management Agreement for CityCenter among the Managing Member, MGM Resorts and Borrower, dated as of November 15, 2007, and (e) any additional agreements entered into with MGM Resorts Operational Entities in a manner which complies with Section 7.08(e), in each case as at any time amended.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any sale of any Condo Units (including by way of bulk sale thereof) or Seller Notes, the net cash proceeds received by the Loan Parties upon the consummation of such sale (including without limitation any purchase deposits not previously bonded and applied to the construction of CityCenter), after deduction of (A) any commissions or other sales expenses payable in connection with the sale and (B) other reasonable and customary out-of-pocket costs and expenses incurred by the Loan Parties in connection therewith;

(b) with respect to any other Disposition by Borrower or the receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipt, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition or Extraordinary Receipt (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction, (B) income and other applicable taxes reasonably estimated to be actually payable by Borrower (or the ultimate tax paying direct or indirect owners of Borrower’s Equity Interests), within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith, and (C) in the case of any Disposition of or Extraordinary Receipts received in relation to the Perini Lawsuit, so long as the Construction Resolution Date shall have occurred, any MGM Completion Guarantee Reimbursement Amount; and

(c) with respect to the sale or issuance of any Equity Interest by Borrower or any of its Subsidiaries (other than any sale or issuance of any Equity Interest to Borrower or any Restricted Subsidiary), or the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries other than (i) pursuant to Section 7.02(b) (to the extent that such proceeds are used to repurchase or redeem and retire the Indebtedness permitted to be refinanced pursuant to such Section), (ii) pursuant to Section 7.02(m) to the extent that such proceeds are used to refinance First Lien Notes, Second Lien Notes or other Permitted Unsecured Debt as provided therein, (iii) pursuant to Sections 7.02(d), (e), (f), (h), (i), (j), (k), (l) or (n) and (iv) any Casualty Bridge Capital, the excess of (A) the sum of the cash and cash equivalents received in connection with such transaction over (B) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket costs and expenses, incurred by Borrower or such Subsidiary in connection therewith.

“Net Income” means, at any date of determination, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for the twelve months period ending on that date determined in accordance with GAAP; provided that Net Income shall exclude:

(a) extraordinary gains and extraordinary losses;

(b) any income (or loss) attributable to Persons which are not Subsidiaries, except that Borrower’s equity in the net income of any such Person shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Loan Parties; and

(c) any income (or loss) attributable to any sales or other dispositions of assets (other than food, beverage, retail and other personal property inventories), including any associated selling costs and commissions.

Notwithstanding the foregoing provisions of this definition, Net Income shall not include any income, gain or loss resulting from the sale or other disposition of real Property and Improvements (whether characterized as ordinary, extraordinary, recurring or non-recurring), including without limitation sales or other dispositions of Condo Units, Crystals, the Mandarin, the Veer, the Vdara or the Harmon.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing the Term Loans made by that Lender, substantially in the form of Exhibit F.

“NPL” means the National Priorities List under CERCLA.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Borrower dated as of April 29, 2009, as amended from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Participant” has the meaning specified in Section 10.06(d). “PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perini Lawsuit” means the lawsuit involving Perini Building Company, Borrower and certain of its Affiliates, among others, initiated by the filing of the Complaint in the Eighth Judicial District Court for Clark County, State of Nevada on March 25, 2010 as Case # A-10-612676-B, including all proceedings therein, including relating to any amended complaint, answer, counterclaim, or otherwise.

“Permitted Affiliate Cost Reimbursements” means payments to Sponsor Entities for services rendered or costs advanced to or on behalf of Borrower and its Subsidiaries pursuant to the MGM Resorts Operations Management Agreements and MGM Resorts Affiliate Agreements in the manner described therein.

“Permitted Liens” means the Liens permitted by Section 7.01.

“Permitted Securitization Program” means a securitization facility entered into between Borrower and its Restricted Subsidiaries on the one hand and an Unrestricted Subsidiary and/or one or more financial institutions on the other hand, pursuant to which Seller Notes are sold or securitized on terms reasonably acceptable to the Administrative Agent.

“Permitted Tax Distributions” means cash distributions to or for the account of the ultimate tax-paying Persons which are the direct or indirect holders of Equity Interests in Borrower, made not more frequently than once each fiscal quarter, in an amount equal to the Federal and state income tax liability attributable to such Persons by reason of the tax attributes of the Loan Parties (after taking into account all available credits and deductions) for the immediately preceding fiscal quarter, at the highest combined United States federal and state income tax rate payable by any such Person.

“Permitted Unsecured Debt” means Indebtedness of Borrower that (a) has terms and conditions reasonably acceptable to the Administrative Agent, (b) has a stated maturity date not earlier than the maturity date of the Second Lien Notes or of any Indebtedness outstanding pursuant to Section 7.12(e)¸ (c) has no scheduled amortization prior to such stated maturity and (d) has covenants no more restrictive, taken as a whole, than those in the Second Lien Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pre-Opening and Start-Up Expenses” means, for any period, the amount classified as “preopening and start-up expenses” by Borrower in its consolidated statements of operations, inclusive of marketing, promotional, hiring and other similar expenses of the Loan Parties incurred in connection with the introduction of a new product or service, in all cases in accordance with Borrower’s accounting policies and GAAP, consistently applied.

“Projections” means the financial projections and five-year plan for Borrower and its Subsidiaries distributed to the Lenders dated October 1, 2010.

“Property” means all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Mortgage” means a first mortgage Lien on the applicable Condo Unit securing the applicable Seller Note.

“Register” has the meaning specified in Section 10.06(c).

“Reinvestment Period” means in respect of any receipt of Extraordinary Receipts which gives rise to the requirement of a prepayment pursuant to Section 2.03, the period commencing on the date of such event or circumstance and ending 120 days thereafter, provided that to the extent that the required application of the related Net Cash Proceeds or Extraordinary Receipts to the contemplated reinvestment thereof commences within such 120 day period, and is thereafter diligently pursued pursuant to a reinvestment plan reasonably approved by the Administrative Agent, such period may be extended in a manner reasonably approved by the Administrative Agent to up to a total of 365 days.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Lenders” means the Lenders identified as “Replacement Lenders” on Schedule 2.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the principal amount of the Term Loans; provided that the Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chairman, president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary, controller, or general counsel or other chief legal officer of the relevant Loan Party or of the ultimate managing member of the relevant Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means:

(a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; and

(b) any payment of principal, interest or other amounts in respect of the Sponsor Subordinated Debt in cash, but excluding the payment of interest in kind with respect to the Sponsor Subordinated Debt.

For the avoidance of doubt, Permitted Affiliate Cost Reimbursements are not Restricted Payments.

“Restricted Subsidiary” means each Subsidiary of Borrower other than any Subsidiary which is hereafter designated as an “Unrestricted Subsidiary” in accordance with Section 2.11.

“S&P” means Standard & Poor’s Ratings Group, or any successor thereof.

“Second Lien Notes Collateral Agent” means U.S. Bank, National Association, as trustee under the Second Lien Indenture.

“Second Lien Indenture” means an Indenture governing the Second Lien Notes in a form reflecting the terms set forth in the Draft Offering Memo.

“Second Lien Notes” means the notes issued by Borrower pursuant to the Second Lien Indenture (including any increases in the principal amount thereof as a result of payments-in-kind pursuant to the terms of the Second Lien Indenture).

“Second Lien Obligations” means the Indebtedness of Borrower and CityCenter Finance Corp. under the Second Lien Indenture, the Guarantee obligations of the Restricted Subsidiaries under the Second Lien Indenture and any refinancing thereof permitted pursuant to Section 7.12(c).

“Second Lien Trustee” means U.S. Bank National Association and any successor trustee under the Second Lien Indenture.

“Secured Cash Management Agreement” means any Cash Management Agreement between any of the Loan Parties and any Cash Management Bank

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between Borrower and its Subsidiaries and any Hedge Bank.

“Secured Obligations” means, collectively, the First Lien Obligations and the Second Lien Obligations.

“Secured Parties” means the holders, from time to time, of the Bank Obligations, the First Lien Note Obligations and the Second Lien Note Obligations.

“Security Agreements” means Borrower Security Agreement, the Landco Security Agreement, the Subsidiary Security Agreement and each other agreement granting Liens in favor of the Collateral Agent delivered pursuant to Section 6.11.

“Seller Loan” means a loan made by Borrower to the purchaser of a Condo Unit in accordance with the Approved Seller Financing Program, which loan is evidenced by a Seller Note and secured by a Purchase Money Mortgage in such Condo Unit; the term includes with respect to each such loan, the Seller Note, the Purchase Money Mortgage and all other loan documents executed by the Condo Unit purchaser in connection with such loan and any and all rights, benefits, collateral, payments, recoveries, proceeds and obligations arising therefrom or in connection therewith.

“Seller Note” means a promissory note in favor of Borrower or a Restricted Subsidiary executed by a Person which is not a Loan Party secured by a Purchase Money Mortgage in connection with the Disposition of such Condo Unit in accordance with the Approved Seller Financing Program.

“Servicing Agreement” means a mortgage servicing agreement between Borrower and/or one or more of its Restricted Subsidiaries and Borrower’s Servicer substantially in the form previously delivered to the Administrative Agent.

“SPE” has the meaning specified in Section 7.03(i).

“Specified Equity Contribution” has the meaning specified in Section 7.13.

“Sponsor Capital Calls” means any contribution of capital by the Sponsors or the Sponsor Entities.

“Sponsor Documents” means, collectively, the MGM Resorts Completion Guarantee and any future letters of credit or collateral documents given in support of the MGM Resorts Completion Guarantee.

“Sponsor Entities” means (a) in relation to MGM Resorts, MGM Resorts itself, its Subsidiaries, and the Loan Parties, and (b) in relation to Dubai World, Dubai World itself, the Government of Dubai, Persons which are Subsidiaries of the Government of Dubai or Dubai

World, and the Loan Parties, and (c) in each case includes any Person in which Persons which qualify as Sponsor Entities own 50% or more of the aggregate Equity Interests of such Person.

“Sponsor Equity Contributions” means a contribution by each of the Managing Member and Infinity World Development Corp in the amount estimated to be approximately $42,000,000 made during the period prior to the Effective Date through a remittance to the Administrative Agent for the benefit of Borrower and the proceeds of which, together with the proceeds of the First Lien Notes, shall be sufficient to fully fund the Interest Escrow Account.

“Sponsor Equity Report” means a report substantially in the form of Exhibit K, setting forth the amount of the Sponsor Subordinated Debt and equity contributions made by the Sponsor Entities as of the date thereof.

“Sponsor Subordinated Debt” means Indebtedness of Borrower to the Sponsors or their wholly-owned Subsidiaries evidenced by the Sponsor Subordinated Notes and any other Indebtedness owing to Sponsor Entities and on terms no less favorable to the Lenders than those in the Sponsor Subordinated Notes.

“Sponsor Subordinated Notes” means, collectively, (a) the Amended and Restated Sponsor Subordinated Note dated as of January 1, 2011 made by Borrower in favor of the Managing Member in the principal amount of $547,401,721.23 and substantially in the form of Exhibit L-1 and (b) the Amended and Restated Sponsor Subordinated Note dated as of January 1, 2011 made by Borrower in favor of Infinity World in the principal amount of $547,386,856.39 and substantially in the form of Exhibit L-2, in each case as amended from time to time.

“Sponsors” means, collectively, MGM Resorts and Dubai World, and their respective successors.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guaranty” means the Amended and Restated Guaranty of the Bank Obligations made by each Restricted Subsidiary of Borrower, other than Landco, in favor of the Administrative Agent.

“Subsidiary Security Agreement” means an Amended and Restated Security Agreement made by each Restricted Subsidiary of Borrower, other than Landco, in favor of the Collateral Agent for the benefit of the Lender Secured Parties.

“Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taubman Agreement” means the Design and Development Advisory Services and Leasing Services Agreement for Project CityCenter among Managing Member, The Taubman Company LLC, a Delaware limited liability company, and MGM MIRAGE Retail, a Nevada corporation, dated as of June 1, 2005.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the advances made by the Lenders and outstanding under this Agreement pursuant to Section 2.1(a).

“Term Loan Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Term Loans held by that Lender. As of the Effective Date, the Term Loan Percentage of each Lender in respect of the Term Loans is set forth opposite the name of that Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which that Lender becomes a party hereto, as applicable.

“Title Insurer” has the meaning specified in Section 4.01(a)(xx).

“to the best knowledge of” (or words of similar import) means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer of that Person).

“Transaction Documents” means, collectively, the Loan Documents, the Collateral Documents, the Collateral Agent Agreement, the MGM Operational Entities Subordination Agreement, the Sponsor Documents and each other instrument, document or agreement now or hereafter executed in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” means the United States of America.

“Unrestricted Subsidiary” means each Subsidiary of Borrower which is so designated following the Closing Date in accordance with Section 2.11. As of the Closing Date there are no Unrestricted Subsidiaries.

“Vdara” means the 57-story all-suite hotel and spa which is a component of CityCenter.

“Veer” means the two 37-story glass towers which have a combined 669 residences and which are a component of CityCenter.

“Warehouse Financing Program” means a facility entered into between Borrower and its Restricted Subsidiaries and one or more lenders, pursuant to which such lenders provide Borrower and its Restricted Subsidiaries warehouse financing in accordance with the terms and conditions of Section 7.02(c).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Transaction Document, unless otherwise specified herein or in such other Transaction Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Transaction Document), (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Transaction Document, shall be construed to refer to such Transaction Document in its entirety and not to any particular provision thereof, (iii) all references in a Transaction Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Transaction Document in which such references appear, and (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to each of the parties hereto and are the product of all parties. Accordingly, such documents shall not be construed against (or in favor of) any party merely because of the extent of such party’s involvement (or non-involvement, as the case may be) in their preparation.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Transaction Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the prevailing local Las Vegas time (daylight or standard, as applicable).

ARTICLE II

THE TERM LOANS

2.01 The Term Loans. Subject to the terms and conditions set forth herein, on the Effective Date, (a) all of the Existing Loans held by the Lenders in the amounts set forth on Schedule 2.01 under the column headed “Existing Loans” shall be treated as Term Loans hereunder (subject to reduction in connection with the Effective Date Reduction Amount as contemplated below), (b) each Replacement Lender severally agrees to make a Term Loan on the Effective Date in the amount set forth on Schedule 2.01 under the column headed “Replacement Term Loans” (subject to reduction in connection with the Effective Date Reduction Amount as contemplated below), (c) The Royal Bank of Scotland plc and each Lender under the Existing Credit Agreement which is not a party hereto will receive payment in full of its Existing Loans, and (d) each other Lender will receive the payment of its Existing Loans set forth in on Schedule 2.01 (subject to adjustment in connection with the Effective Date Reduction Amount as contemplated below). The Borrowing of Loans made on the Effective Date will be deemed a Eurodollar Rate Loan with a one-month Interest Period. Giving effect to these transactions, the aggregate principal amount of the unpaid Term Loans shall be $900,000,000 less the amount (the “Effective Date Reduction Amount”) by which the initial aggregate principal amount of Indebtedness under the First Lien Notes and the Second Lien Notes shall exceed $1,100,000,000 on and after giving effect to the Effective Date. To the extent that the Effective Date Reduction Amount is greater than zero, such amount shall be applied on the Effective Date to reduce the principal amount of the Term Loans of the Lenders on a pro rata basis. Term Loans which are repaid or prepaid following the Effective Date may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the Business Day prior to the requested date of any conversion to Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000. Each conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Each automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Term Loan Percentage thereof, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). For the Borrowing on the Effective Date, the applicable Lenders shall make the amount of their Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may suspend the availability of Eurodollar Rate Loans by notice to Borrower.

(d) The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect under the Term Loans.

2.03 Prepayments. (a) Optional Prepayments. Subject to the last sentence of this Section 2.03(a), Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid, the Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of that Lender’s ratable portion of such prepayment based on that Lender’s Term Loan Percentage. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(a) shall be paid to the Lenders in accordance with the Lenders’ Term Loan Percentages.

(b) Mandatory Prepayments. Borrower shall prepay the principal amount of the Bank Obligations in the principal amounts set forth below upon the occurrence of any of the following events:

(1) within five Business Days following the receipt by any Loan Party of the Net Cash Proceeds of any Disposition (other than any Exempted Dispositions), in an amount which is equal to 100% of such Net Cash Proceeds, provided that

(i) Borrower may deduct from the amount of such prepayment any amount required to be offered to the First Lien Noteholders for repurchases of First Lien Notes pursuant to the terms of the First Lien Indenture in an aggregate amount not to exceed the First Lien Notes Percentage of such Net Cash Proceeds (it being understood that no such amounts shall be offered to the First Lien Notes Collateral Trustee or the First Lien Noteholders in respect of Dispositions of property relating to Crystals); and

(ii) so long as no Default or Event of Default has then occurred and remains continuing, and the aggregate construction costs attributable to CityCenter exceed $8,485,638,000, by notice to the Administrative Agent concurrently with the receipt thereof, the Loan Parties may use Net Cash Proceeds from the Disposition of Condo Units or Seller Notes (without any requirement of prepayment) in an aggregate amount not to exceed the Condo Proceeds Amount following the Closing Date to:

(x) retire Construction Liens;

(y) fund the Condo Proceeds Account (it being agreed that any funds deposited therein shall be applied exclusively to retire Construction Liens or to make Distributions pursuant to Section 7.06(c)); or

(z) if the Construction Resolution Date has occurred, make Distributions pursuant to Section 7.06(c);

(2) within five Business Days following the receipt by any of the Loan Parties of the Net Cash Proceeds of any Extraordinary Receipts (including for this purpose, the receipt by the Collateral Agent of the proceeds of any insurance maintained by the Loan Parties in respect of the Collateral) other than Harmon-Related Net Extraordinary Receipts, in an amount which is equal to 100% of such Net Cash Proceeds (less any amounts required to be offered to the First Lien Noteholders for repurchases of First Lien Notes pursuant to the terms of the First Lien Indenture in an aggregate amount not to exceed the First Lien Notes Percentage of such Net Cash Proceeds); provided, however, that, if no Default or Event of Default has then occurred and remains continuing, Borrower may reinvest such Extraordinary Receipts (other than Harmon-Related Net Extraordinary Receipts) for the replacement of the capital assets giving rise to such Extraordinary Receipts as follows:

(x) within 60 days provide to the Administrative Agent a plan for the reconstruction or replacement of the property which resulted in such Extraordinary Receipts during the Reinvestment Period which is reasonably acceptable to the Administrative Agent;

(y) where such Extraordinary Receipts are in excess of $100,000,000, Borrower shall have received approval of its reinvestment plan by the Required Lenders within 90 days following the receipt of such Extraordinary Receipts (it being acknowledged that the approval of the Required Lenders shall not be unreasonably withheld unless the amount of Extraordinary Receipts are greater than $250,000,000, in which case the Required Lenders may withhold approval in their sole discretion); and

(z) thereafter diligently pursue its reinvestment plan to completion and provide monthly updates in respect of the status thereof to the Administrative Agent and the Lenders (either in writing and/or by conference call as the Administrative Agent may specify);

it being understood that any such Extraordinary Receipts not reinvested within the Reinvestment Period shall be applied to the prepayment of the Bank Obligations (less any amounts required to be offered to the First Lien Noteholders for repurchases of First Lien Notes pursuant to the terms of the First Lien Indenture in an aggregate amount not to exceed the First Lien Notes Percentage of such Net Cash Proceeds) in the manner required by this Section;

(3) within five Business Days following the issuance by any of the Loan Parties of any Indebtedness after the Closing Date in an amount equal to 100% of the Net Cash Proceeds of such issuance;

(4) within five Business Days following the issuance of any Equity Interests by any Loan Party (other than (i) Specified Equity Contributions, (ii) issuances of Equity Interests to the Sponsors or their wholly-owned Subsidiaries to be used for working capital and other ordinary course Capital Expenditures in an aggregate amount not to exceed $200,000,000, (iii) issuances of Harmon Equity not to exceed $50,000,000 and (iv) issuances of Equity Interests permitted pursuant to Section 7.06(b)), in an amount equal to 100% of the Net Cash Proceeds of such issuance;

(5) annually within five Business Days following the delivery of financial statements pursuant to Section 6.01(a), in an amount equal to 75% of Excess Cash Flow for the immediately preceding year minus the aggregate amount of voluntary prepayments of Term Loans made by Borrower since the delivery of financial statements by Borrower pursuant to Section 6.01(a) with respect to the previous fiscal year of Borrower; provided, that to the extent the making of such prepayment would cause the Leverage Ratio to be less than 5.00:1.00, Borrower shall only be required to make the portion of such mandatory prepayment that would cause the Leverage Ratio to be equal to 5.00:1.00; and

(6) concurrently with the making of any payments to the First Lien Trustee or the First Lien Noteholders in respect of repurchases of First Lien Notes as contemplated in clauses (1) or (2) above, in an amount equal to the First Lien Notes Percentage of the Net Cash Proceeds of the applicable Disposition or Extraordinary Receipt less the amount of such payment to the First Lien Trustee or the First Lien Noteholders.

(c) Application of Mandatory Prepayments to Bank Obligations. Each mandatory prepayment of the Bank Obligations made pursuant to Section 2.03(b) shall be applied, first, ratably to the prepayment of the Term Loans until paid in full, and then ratably to any other Bank Obligations.

(d) Eurodollar Breakage. Any prepayment of a Eurodollar Rate Loan pursuant to Sections 2.03(a) or (b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

2.04 Repayment of Loans. Borrower shall repay the remaining unpaid principal balance of the Term Loans on the Maturity Date.

2.05 Interest. (a) Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Bank Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, however, that, on any day on which any interest on any Loans shall be due and payable, the Administrative Agent shall withdraw funds from the Funded Interest Account (not to exceed the then credit balance of the Funded Interest Account) in an amount equal to the amount of interest then due and payable and apply such funds to pay such interest.

2.06 Fees. On the Effective Date, Borrower shall pay to the Lenders upfront fees in an amount equal to 0.75% of each such Lender’s Term Loans (after giving effect to the transactions contemplated to occur on the Effective Date and by Schedule 2.01). These fees are fully earned as of the Effective Date and are non-refundable.

2.07 Computation of Interest and Fees. Where the Base Rate is determined on the basis of Bank of America’s prime rate, then computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08 Evidence of Debt. (a) The Term Loans of each Lender shall be evidenced by one or more accounts or records maintained by that Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Bank Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to that Lender (through the Administrative Agent) a Note, which shall evidence that Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.09 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by Borrower or on account of the Bank Obligations shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made solely to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Term Loan Percentage of such payment in like funds as received by wire transfer to that Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 10:30 a.m. on the date of such Borrowing) that that Lender will not make available to the Administrative Agent that Lender’s share of such Borrowing, the Administrative Agent may assume that that Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that that Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by that Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to the Borrowing. If Borrower and that Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If that Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute that Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to that Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Bank Obligations due and payable to that Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Bank Obligations due and payable to that Lender at such time to (ii) the aggregate amount of the Bank Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Bank Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Bank Obligations owing (but not due and payable) to that Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Bank Obligations owing (but not due and payable) to that Lender at such time to (ii) the aggregate amount of the Bank Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Bank Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Bank Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if that Lender were a direct creditor of Borrower in the amount of such participation.

2.11 Unrestricted Subsidiaries. From time to time following the Closing Date and when no Default exists, Borrower may designate one or more of its Subsidiaries as Unrestricted Subsidiaries upon written notice to the Administrative Agent, provided that:

(a) Landco shall not be designated as an Unrestricted Subsidiary;

(b) No Person owning any interest in CityCenter shall be designated as an Unrestricted Subsidiary, provided that in connection with any permitted Disposition of Crystals, the Harmon, the Vdara, the Veer or the Mandarin, any Restricted Subsidiary other than Landco or ARIA Resort & Casino Holdings, LLC which owns no other portion of CityCenter or the revenues attendant thereto may be designated as an Unrestricted Subsidiary (and may be released from its obligations under the Loan Documents) concurrently with the receipt by the Administrative Agent and the Lenders of any related prepayment of the Loans required by Section 2.03(b);

(c) no Unrestricted Subsidiary shall own Indebtedness or any equity securities issued by Borrower or any of the Restricted Subsidiaries; and

(d) no Unrestricted Subsidiary shall be obligated with respect to any Indebtedness of Borrower or any of the Restricted Subsidiaries, or subject to any material covenants associated with any such Indebtedness.

2.12 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01; and

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; and second, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b) Defaulting Lender Cure. If Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) All payments by or on account of any obligation of Borrower hereunder or under any other Transaction Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii) If Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of clause (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.

(i) Without limiting the provisions of clause (a) or (b) above, Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or the Administrative Agent or paid by the Administrative Agent or that Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this clause. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of clause (a) or (b) above, each Lender shall, and does hereby, indemnify Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against all Taxes and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or the Administrative Agent) incurred by or asserted against Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by that Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by that Lender to Borrower or the Administrative Agent pursuant to clause (e). Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to that Lender under this Agreement or any other Transaction Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Bank Obligations.

(d) Evidence of Payments. Upon request by Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Transaction Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) that Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to that Lender by Borrower pursuant to this Agreement or otherwise to establish that Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent, as the case may be, to determine whether or not that Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Transaction Document shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of that Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to that Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of that Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or that Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Administrative Agent or that Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or that Lender in the event the Administrative Agent or that Lender is required to repay such refund to such Governmental Authority. This clause shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of that Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by that Lender to Borrower through the Administrative Agent, any obligation of that Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until that Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Subject to the obligations of that Lender pursuant to Section 3.06, upon receipt of such notice, Borrower shall, upon demand from that Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of that Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if that Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to that Lenders of funding such Loan, the Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to that Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by that Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by that Lender;

and the result of any of the foregoing shall be to increase the cost to that Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by that Lender hereunder (whether of principal, interest or any other amount) then, upon request of that Lender, Borrower will pay to that Lender such additional amount or amounts as will compensate that Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting that Lender or any Lending Office of that Lender or that Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on that Lender’s capital or on the capital of that Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by that Lender to a level below that which that Lender or that Lender’s holding company could have achieved but for such Change in Law (taking into consideration that Lender’s policies and the policies of that Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to that Lender such additional amount or amounts as will compensate that Lender or that Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate that Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay that Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of that Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of that Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as that Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by that Lender (as determined by that Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from that Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate that Lender for and hold that Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of that Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by that Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then that Lender shall, as applicable, use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of that Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject that Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to that

Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender determines that any Law or action of any Governmental Authority adversely affects that Lender’s or its applicable Lending Office’s ability to make, maintain or fund Eurodollar Rate Loans as set forth in Section 3.02, Borrower may replace that Lender in accordance with Section 10.13.

3.07 Special Provisions regarding Compensation for Rate Inadequacies. Borrower agrees that each Loan under this Agreement will be a Eurodollar Rate Loan (and that Borrower shall not designate any such Loan as a Base Rate Loan) unless the Administrative Agent or the Required Lenders determine that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to that Lenders of funding such Loan. In the event of any such determination, the Administrative Agent will promptly notify Borrower and each Lender thereof, and the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, and each Loan will be treated as a Base Rate Loan. Notwithstanding the proceeding sentence, the Administrative Agent may require during any Default or Event of Default that the availability of Eurodollar Rate Loans be suspended, and that all Loans be Base Rate Loans.

3.08 Survival. All of Borrower’s obligations under this Article III shall survive repayment of all Bank Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions Precedent to Closing Date. The occurrence of the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following unless otherwise specified, each properly executed by the relevant parties, and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) Notes executed by Borrower in favor of each Lender requesting Notes;

(iii) the Collateral Agent Agreement;

(iv) the Landco Guaranty;

(v) the Deed of Trust;

(vi) the Subsidiary Guaranty;

(vii) Borrower Security Agreement, the Landco Security Agreement and the Subsidiary Security Agreement;

(viii) evidence that Borrower shall have established the Funded Interest Account;

(ix) an appraisal of the Property (exclusive of the Harmon) complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(x) consents from MGM Resorts and Infinity World in respect of the Loan Documents to which it is a party;

(xi) the MGM Resorts Operational Entities Subordination Agreement;

(xii) Control Agreements in respect of the Funded Interest Account and each of the accounts described on Schedule 5.23 (other than “cage cash,” international marketing, payroll and zero balance accounts);

(xiii) a certificate of a Responsible Official attaching the Draft Offering Memo;

(xiv) such additional certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such Loan Party is a party;

(xv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(xvi) evidence that all insurance required to be maintained pursuant to the Transaction Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Lender Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xvii) intentionally omitted;

(xviii) an opinion of Gordon Silver (special counsel to Infinity World) covering such matters as to Infinity World and the Transaction Documents executed by Infinity World as the Administrative Agent may request, addressed to the Administrative Agent and each Lender; and

(xix) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in clauses (b) and (c) have been satisfied, and (B) that there has been no event or circumstance since September 30, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xx) title instructions in form and substance satisfactory to the Administrative Agent shall have been executed by Nevada Title Company, as agent for Commonwealth Title Insurance Company (the “Title Insurer”) irrevocably authorizing the recordation of the Deed of Trust and the Circus Deeds of Trust on the Effective Date, with irrevocable commitments to issue title insurance endorsements that are requested by the Administrative Agent in its sole discretion (including, without limitation, a date down and modification endorsement) to the policies issued in respect of the Deed of Trust and the Circus Deeds of Trust, comparable in form and substance to existing coverage or otherwise acceptable to the Administrative Agent in its sole discretion and, (a) as to the endorsement to the policy issued in respect of the Deed of Trust, providing mechanics’ lien coverage substantially similar to such policy’s existing mechanics’ lien coverage and (b) as to the endorsements to the policies issued in respect of the Circus Deeds of Trust containing no exceptions for mechanics’ liens; and

(xxi) Borrower shall have irrevocably authorized the Administrative Agent to apply proceeds of the First Lien Notes in an amount which, when added to the Sponsor Equity Contributions, is sufficient to fund the Interest Escrow Account with an amount equal to the first eighteen months of the estimated interest on the First Lien Obligations and to apply the remaining proceeds of the First Lien Notes and the Second Lien Notes to the prepayment of Loans under the Existing Credit Agreement in the manner contemplated by Section 2.01;

(b) the representations and warranties of Borrower contained in Article V and in each other Transaction Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(c) no Default shall exist, or would result from the occurrence of the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from that Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions Precedent to Effective Date. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent shall have received evidence that the First Lien Notes and the Second Lien Notes shall have been issued pursuant to the First Lien Indenture and the Second Lien Indenture in an aggregate amount of not less than the sum of $1,100,000,000 plus the Effective Date Reduction Amount (of which amount not more than an amount equal to the sum of $500,000,000 plus the Effective Date Reduction Amount shall be attributable to the issuance of the First Lien Notes), and the net cash proceeds thereof shall have been remitted to the Administrative Agent; provided that on and after giving effect to the transactions to occur on the Effective Date (i) the aggregate amount of First Lien Obligations shall not exceed $1,400,000,000 and (ii) the aggregate amount of First Lien Obligations and Second Lien Obligations shall not exceed $2,000,000,000;

(b) the Administrative Agent shall have received evidence that the Replacement Lenders shall have made the Term Loans contemplated by Section 2.01 in the amounts set forth on Schedule 2.01 and that concurrently with the occurrence of the Effective Date, the Existing Loans have been repaid (and any corresponding commitments have been terminated) in an aggregate amount which reduces the outstanding principal balance of the Loans to $900,000,000 less the Effective Date Reduction Amount;

(c) the Administrative Agent shall have received the Sponsor Equity Contributions;

(d) each of the Circus Deeds of Trust, the MGM Resorts Completion Guarantee, the First Lien Intercreditor Agreement and the General Intercreditor Agreement shall have been duly executed by the relevant parties and shall have become effective by their respective terms;

(e) all fees and expenses required to be paid to the Administrative Agent and MLPFS on or before the Effective Date shall have been paid and the Administrative Agent shall have received and shall be in a position to pay to all Lenders the fees contemplated by Section 2.06;

(f) none of the final offering memorandum in respect of the First Lien Notes and the Second Lien Notes, the First Lien Indenture nor the Second Lien Indenture shall contain any terms or provisions which are materially adverse to the Lender Secured Parties and materially different from those in the Draft Offering Memo unless otherwise agreed by the Required Lenders;

(g) no Default shall exist, or would result from the occurrence of the Effective Date; and

(h) the Administrative Agent shall have received opinions of Gibson, Dunn & Crutcher LLP, special counsel to Borrower and its Subsidiaries, Lionel, Sawyer and Collins, Nevada counsel to Borrower and its Subsidiaries, and Weil Gotshal & Manges, LLP, counsel to MGM Resorts and its Subsidiaries, covering such matters, as the Administrative Agent may request and addressed to the Administrative Agent, the Collateral Agent and each Lender.

Upon the satisfaction of the foregoing conditions, the Administrative Agent is hereby authorized to, and shall, make the payments contemplated by Section 2.01 and Section 2.06, remit the amounts described in Section 4.01(a)(xxi) above to the Interest Escrow Account and this Agreement shall concurrently become effective to amend and restate the Existing Credit Agreement in its entirety. Notwithstanding the foregoing, unless each of the conditions set forth in this Section 4.02 is satisfied prior to 5:00 p.m., New York City time, on January 31, 2010, the Effective Date shall not occur, this Agreement shall not become effective, the commitments of the Replacement Lenders to make replacement Term Loans hereunder shall terminate and the Existing Credit Agreement shall remain in full effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

As of the Closing Date, Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party:

(a) is duly incorporated, organized or formed, as the case may be, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization;

(b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business as it is presently conducted and (B) execute, deliver and perform its obligations under the Transaction Documents to which it is a party; and

(c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of Nevada and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license or where the failure to be so qualified or licensed would not constitute a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Transaction Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) contravene the terms of any of such Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or

(c) violate any Law applicable to such Person.

5.03 Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with:

(a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Transaction Document;

(b) the grant by the Loan Parties of the Liens granted pursuant to the Collateral Documents;

(c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof);

(d) the exercise by the Collateral Agent, the Administrative Agent or any Lender of their respective rights under the Transaction Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents; or

(e) the enforcement of the Transaction Documents or the right of the Collateral Agent, the Administrative Agent and the Lenders to receive payments thereunder.

5.04 Binding Effect. This Agreement has been, and each other Transaction Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Transaction Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws, or equitable principles or as a matter of judicial discretion.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited financial statements of Borrower and its Subsidiaries as of September 30, 2010 and for the portion of the year then ended heretofore delivered to the Lenders (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of a cash flow statement, a statement of members’ equity and footnotes; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof in accordance with GAAP consistently applied; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) Since September 30, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except to the extent disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Loan Parties or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Transaction Document, (b) purport to restrain the operation of CityCenter or otherwise affect CityCenter in any material respect, or (c) could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither Borrower nor any Restricted Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

5.08 Construction Status. Except for the Harmon, construction of CityCenter is complete in all material respects.

5.09 Ownership of Property and Liens; Parking Rights. (a) Landco and the CityCenter Mortgagors have record title in fee simple to CityCenter, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to be material and adverse to the construction and operation of CityCenter.

(b) There are no Liens on the Property of the Loan Parties other than Permitted Liens.

(c) The property described in and subject to the Deed of Trust constitutes all of the interests in real property and improvements owned or leased by the Loan Parties associated with CityCenter, and all of the Loan Parties’ easements and other similar appurtenant rights in respect of CityCenter.

(d) The Loan Parties have the right to use not less than 1655 parking spots in the Bellagio Employee Parking Garage.

(e) No portion of the parking located at CityCenter is subject to any license or use in favor of any Person other than the Loan Parties other than as set forth on Schedule 5.09 or other parking arrangements approved by the Administrative Agent in writing.

5.10 Environmental Compliance. (a) There is no material fact known to Borrower regarding the compliance of CityCenter with Environmental Laws which is not reflected in the Environmental Report or subsequently disclosed to the Administrative Agent.

(b) None of the Property subject to the Deed of Trust is listed or proposed for listing on the NPL or on the CERCLIS or any analogous list.

(c) Neither the Loan Parties, the Managing Member nor any of the MGM Resorts Sponsor Entities has received any written notice from any Governmental Authority to the effect that CityCenter is not in material compliance with Environmental Laws. Neither the Loan Parties nor the Managing Member has received any written notice from any Governmental Authority to the effect that CityCenter are not in material compliance with Environmental Laws which has not been delivered to the Administrative Agent.

(d) All use, storage, discharge and disposal of Hazardous Materials on CityCenter have been conducted in a manner which is in material compliance with all applicable Laws, except for any such use, discharge or disposal which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e) None of the Loan Parties have undertaken or completed prior to the Closing Date, and none of the Loan Parties as of any date is undertaking or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at CityCenter, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except as may be disclosed in writing to the Administrative Agent; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, CityCenter have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.11 Insurance. (a) The Loan Parties maintain, at the times specified below, the casualty, liability, builder’s all-risk and other insurance coverages in respect of CityCenter described on Schedule 5.11. Each such policy is (except as set forth on Schedule 5.11) maintained through financially sound and reputable insurance companies (which, except as noted on such Schedule, are not Sponsor Entities) with such deductibles and covering such risks as are customarily carried by owners of luxury resort casino complexes in Clark County, Nevada.

(b) The Loan Parties maintain all of the coverages described on Schedule 5.11 in the amounts and with the deductibles described therein.

5.12 Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties or income otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established. As of the Closing Date, there is no proposed tax assessment against any of the Loan Parties that would, if made, have a Material Adverse Effect.

5.13 ERISA. Neither Borrower or any of its Restricted Subsidiaries maintains or is obligated to contribute to any Pension Plan.

5.14 Subsidiaries; Equity Interests; Loan Parties. (a) Borrower has no Subsidiaries or other equity investments other than those disclosed on Schedule 5.14, and Schedule 5.14 shows,

with respect to each such Subsidiary or equity investment, the jurisdiction of its formation, the address of its principal place of business and its United States taxpayer identification number.

(b) One-half of the outstanding membership interests in Borrower are owned by the Managing Member (which is a wholly-owned Subsidiary of MGM Resorts) and one-half are owned by Infinity World Development Corp (which is a wholly-owned Subsidiary of Dubai World).

5.15 Intellectual Property. (a) The Loan Parties own or have the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, licenses and other rights with respect thereto, that are necessary for the operation of their business as contemplated in the Transaction Documents, which rights do not infringe any similar rights owned by any other Person in any material respect.

(b) Without limitation on the foregoing, (i) Borrower is the owner of the federal marks “CityCenter,” “Vdara,” “Veer Towers” and all other associated trademarks and intellectual property reasonably necessary for and in connection with the operation of CityCenter, (ii) Borrower has applied to the United States Patent and Trademark Office to register ownership of the mark “Aria” and (iii) the Managing Member is licensed to use the federal mark “MGM Resorts” and the other marks owned by MGM Resorts and its Subsidiaries which are used by Borrower in connection with the operation of CityCenter pursuant to the MGM Resorts Operations Management Agreements. As of the Closing Date, each of the federal and international trademark and copyrights owned or licensed by the Loan Parties is listed on Schedule 5.15.

5.16 Franchise and License Agreements. There is no franchise agreement, flag agreement, management agreement or other similar agreement permitting any third party to manage or operate any portion of CityCenter, the assets associated with CityCenter, or the businesses located at CityCenter, other than:

(a) the MGM Resorts Operations Management Agreements, the Mandarin Agreements and the Taubman Agreement;

(b) agreements with retail and commercial tenants in respect of hotels, restaurants, night clubs, retail stores and other similar portions of CityCenter;

(c) other such agreements which are hereafter entered into with Persons who have acquired portions of CityCenter in transactions permitted by Section 7.05 in respect of the portions of CityCenter so acquired;

(d) agreements with Persons who are not Sponsor Entities for the management of homeowners’ associations related to portions of CityCenter;

(e) leases and licenses of portions of CityCenter which conform to the requirements of Section 7.05.

5.17 Margin Regulations; Investment Company Act. (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither Borrower nor any of Borrower’s Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940. There is no restriction at law upon the ability of the Loan Parties to enter into the Transaction Documents and perform their respective obligations thereunder by reason of the Investment Company Act of 1940.

5.18 Disclosure. No written statement made by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Transaction Document (in each case as modified or supplemented by other information so furnished) as of the date thereof contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (and, as of the Closing Date, all such statements continue, to the best knowledge of Borrower, to be accurate in all material respects); provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.19 Projections. As of the date of the preparation of Projections, to the best knowledge of Borrower, the assumptions set forth in Projections were reasonable and consistent with each other and with all facts known to Borrower and its Subsidiaries as of that date, and Projections were reasonably based on such assumptions. No fact or circumstance has come to the attention of Borrower since the preparation of Projections which is in material conflict with the assumptions set forth in Projections. Nothing in this Section shall be construed as a representation or covenant that Projections in fact will be achieved. The Administrative Agent and the Lender acknowledge that Projections are forward-looking statements and that actual financial results for Borrower and its Subsidiaries could differ materially from those set forth in Projections.

5.20 Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Lender Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein securing the Bank Obligations in the manner contemplated by the Collateral Agent Agreement. Except for those filings and recordations that have already been made or as permitted by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22 Sponsor Subordinated Debt. As of December 31, 2010, the aggregate outstanding principal balance of Sponsor Subordinated Debt (including all accreted interest paid in kind) was $1,094,788,577.62, and all such Sponsor Subordinated Debt remains outstanding as of the Closing Date.

5.23 Deposit and Brokerage Accounts. (a) Each deposit, brokerage, or other similar account maintained by the Loan Parties is described on Schedule 5.23.

(b) Each deposit, brokerage, or other similar account maintained by the Loan Parties is pledged to the Collateral Agent for the benefit of the Lender Secured Parties to secure the Bank Obligations and (except in the case of “cage cash,” international marketing, payroll and zero balance accounts) is the subject of a Control Agreement.

5.24 Use of Proceeds. The Term Loans evidence an amendment and restatement of the Loans outstanding under the Existing Credit Agreement the proceeds of which were used to finance the construction of CityCenter.

5.25 Harmon. Borrower has suspended all additional work on the Harmon.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or other Bank Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Make available to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of that fiscal year, and the related consolidated statements of operations, changes in members’ equity, and cash flows for that fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as practicable, and in any event within 30 days after the end of each calendar month that is not a fiscal quarter ending month and 45 days after the end of each calendar month that is a fiscal quarter ending month, (i) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month, substantially in the form of Exhibit AA attached hereto (with any changes to the format thereto approved by the Administrative Agent in its discretion), (ii) the related consolidated statements of operations for such month and for the portion of Borrower’s fiscal year then ended for CityCenter (including allocations by CityCenter component), substantially in the form of Exhibit AA attached hereto (with any changes to the format thereto approved by the Administrative Agent in its discretion), (iii) consolidated statements of cash flows for the portion of Borrower’s fiscal year then ended, substantially in the form of Exhibit AA attached hereto (with any changes to the format thereto approved by the Administrative Agent in its discretion), and (iv) any other monthly financial data reasonably requested by the Administrative Agent, each subject only to normal year-end audit adjustments, the absence of statements of members’ equity, and the absence of footnotes, together with supporting schedules setting forth the financial position and results of operations of any Unrestricted Subsidiaries in a manner reasonably acceptable to the Administrative Agent, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower or the Managing Member certifying that each such financial statement delivered pursuant to this Section has been prepared in accordance with GAAP (subject only to normal year-end audit adjustments, the absence of statements of members’ equity, and the absence of footnotes), consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, fairly presents the financial condition, results of operations and (where required) cash flows of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby subject to the absence of footnotes and to normal year-end audit adjustments, and each schedule delivered in connection therewith setting forth the financial condition and results of operations of any Unrestricted Subsidiaries is accurate in all material respects;

(c) within 45 days after the end of each fiscal year of Borrower (but no earlier than 60 days before the end of each fiscal year), projections for the upcoming fiscal year (including, without limitation, a projected income statement, balance sheet and statement of cash flows, on a monthly basis), substantially in the form of Exhibit BB attached hereto (with any changes to the format thereto approved by the Administrative Agent in its discretion), which projections shall be accompanied by a certificate of the chief executive officer, chief financial officer, treasurer or controller of Borrower or the Managing Member stating that, at the time made, such projections are based on reasonable estimates, information and assumptions; and

(d) not later than ten Business Days following the last day of each month, a Condo Deposit – Sales Report and a Sponsor Equity Report.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of Borrower’s independent certified public accountants (i) certifying such financial statements, (ii) calculating the amount (if any) of Excess Cash Flow for such fiscal year, (iii) certifying whether the making of any payment required pursuant to Section 2.03(b)(5) would cause the Leverage Ratio to be less than 5.00:1.00 and if the making of such payment would cause the Leverage Ratio to be less than 5.00:1.00, the amount of such payment that would cause the Leverage Ratio to be equal to 5.00:1.00, and (iv) in respect of any fiscal year during which compliance therewith was required, stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Sections 7.14 and 7.16(c) and, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the annual financial statements referred to in Section 6.01(a) and the quarterly financial statements referred to in Section 6.01(b), (i) a Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower or the Managing Member, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Borrower shall also provide, if necessary for the determination of compliance with Sections 7.13 or 7.14, a statement of reconciliation conforming such quarterly financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements (provided that such management’s discussion and analysis shall not be required to be delivered in connection with the quarterly financial statements referred to in Section 6.01(b) until such time as Borrower becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended);

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the managers or members of Borrower by its independent accountants in connection with the accounts or books of the Loan Parties, or any audit of any of them;

(d) promptly following any request by the Administrative Agent, a schedule identifying each Condo Unit that has been sold using financing under the Approved Seller Financing Program, the identity of the purchaser and the terms of the related Seller Loan, as well as a report of current portfolio performance metrics for the Seller Loans, all such information to be in form and substance reasonably satisfactory to the Administrative Agent;

(e) promptly, such additional information regarding the business, financial, legal or corporate affairs of CityCenter, any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Transaction Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(f) prior to the Construction Resolution Date, on a monthly basis not later than 30 days after the end of each calendar month, mechanics’ liens reports for CityCenter generated by Nevada Title Company or, if such Person does not provide such report, by Borrower substantially in the form of Exhibit CC attached hereto (with any changes to the format thereto approved by the Administrative Agent in its discretion); and

(g) until the Construction Resolution Date, on a monthly basis not later than 30 days after the end of each calendar month, a report describing in reasonable detail (consistent with Borrower’s historical practice) the progress of Borrower’s activities in connection with the reduction of the amount of mechanics’ liens against CityCenter, together with a listing of duplicative mechanics’ liens with supporting documentation, and any other information reasonably requested by Administrative Agent, in each case to the extent that such information is not subject to the attorney-client privilege, work product doctrine or otherwise privileged from disclosure under applicable law.

Documents required to be delivered pursuant to Section 6.01(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the

Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or that Lender and (ii) Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Loan Parties hereby acknowledges that (a) the Administrative Agent and MLPFS will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties and the Sponsor Entities (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or the Sponsor Entities, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, MLPFS and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly and in any event within five Business Days following the date upon which Borrower becomes aware thereof, notify the Administrative Agent of:

(a) the occurrence of any Default, which notice shall describe with particularity all provisions of this Agreement and any other Transaction Document that have been breached;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) any material change in accounting policies or financial reporting practices by the Loan Parties;

(d) the (i) occurrence of any Disposition of Property for which Borrower is required to make a mandatory prepayment pursuant to Section 2.03, and (ii) receipt by the Loan Parties of any Extraordinary Receipts for which Borrower is required to make a mandatory prepayment pursuant to Section 2.03;

(e) any action or proceeding against or of any noncompliance by the Loan Parties with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any portion of CityCenter to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(f) any casualty at CityCenter which results in damage or destruction which is reasonably estimated by Borrower to have a replacement cost in excess of $10,000,000, a report summarizing such casualty and, thereafter, written updates at such intervals as the Administrative Agent may require;

(g) the occurrence of any ERISA Event; and

(h) notices of issuances of (i) Indebtedness in excess of $5,000,000 in a single transaction or a series of related transactions or (ii) Equity Interests by the Borrower or any Restricted Subsidiary.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including all material tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Restricted Subsidiary.

6.05 Preservation of Existence, Etc.(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; provided, however, that Borrower and its Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; and

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve and protect their respective Properties, ordinary wear and tear excepted; provided, however, that notwithstanding the foregoing, Borrower may demolish the Harmon (the “Demolition Work”) so long as the following conditions are satisfied:

(a) the demolition contractor for the Harmon and any material subcontractors (the “Demolition Contractor”) shall be subject to the prior written approval of the Administrative Agent, such approval not to be unreasonably withheld;

(b) the Demolition Contractor shall possess the registrations, certifications, accreditations, licenses, permits, insurance, bonding and governmental approvals required to perform the Demolition Work;

(c) the Demolition Contract shall require the Demolition Work to be conducted in conformity with the Demolition Contract and all applicable Laws, including, but not limited to, Environmental Laws;

(d) Borrower and the Demolition Contractor shall furnish all supervision, labor, materials, equipment, removal, transportation, disposal, site clearing, backfilling, grading and other services to provide for the safe, lawful and successful demolition of the Harmon, including, but not limited to, the removal of all asbestos-containing materials, if any, and fluorescent light fixtures and ballasts containing polychlorinated biphenyls, if any, and the proper capping-off of underground utilities, sewer laterals, and drain lines;

(e) the Demolition Work shall not unreasonably interfere with the use and operation of the remainder of CityCenter;

(f) prior to commencement of the Demolition Work, Borrower shall submit to the Administrative Agent for its review and written approval (not to be unreasonably withheld) the contract between Borrower and the Demolition Contractor for the Demolition Work (the “Demolition Contract”), which shall include descriptive plans for the Demolition Work and a timeline for the Demolition Work, and such other details as the Administrative Agent may reasonably request or require. At the Administrative Agent’s request, Borrower shall cause the Demolition Contract to be collaterally assigned to the Administrative Agent as security for the Loan in form and substance reasonably approved by the Administrative Agent;

(g) Borrower shall pay the Demolition Contractor for the Demolition Work from time to time in conformity with the requirements of the Demolition Contract but in no event later than thirty (30) days after completion of the Demolition Work. Prior to, or concurrent with, such payments, Demolition Contractor shall provide to Borrower, the Administrative Agent and the Title Insurer unconditional lien waivers or releases, or other evidence satisfactory to the Administrative Agent, that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, materials, equipment, taxes or other items performed, furnished or incurred in connection with the Demolition Work;

(h) the Demolition Contractor shall maintain, at all times during the Demolition Work, casualty, liability, builder’s all-risk and other insurance coverages reasonably required by the Administrative Agent, through financially sound and reputable insurance companies with such deductibles and covering such risks as are customarily carried by demolition contractors of similar size, skill and expertise for projects such as the Harmon. The insurance required hereunder shall include an endorsement naming the Administrative Agent, the Collateral Agent and their respective employees, officers, directors, trustees and agents as additional insureds on all policies providing required coverages; and

(i) any Demolition Work costing in excess of $2,500,000 in the aggregate after the Closing Date shall be funded with the proceeds of Harmon Equity or Harmon-Related Net Extraordinary Receipts.

6.07 Insurance. (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (or, in the case of non-payment of premiums, 10 days). No such insurance shall be maintained with the Loan Parties or any Sponsor Entity except as set forth on Schedule 5.11;

(b) Diligently pursue all its rights to compensation against all relevant insurers, reinsurers and/or Governmental Authorities, as applicable, in respect of any Event of Loss, including, without limitation, under any insurance policy required to be maintained hereunder;

(c) In connection with its annual renewal of insurance policies, conduct a review of public insurance markets to determine if additional builders’ risk, casualty and terrorism coverages are available on commercially reasonable terms in excess of the coverages specified in Schedule 5.11 and will consult with the Administrative Agent with respect thereto; and

(d) To the extent such additional coverages of the types described in clause (c) may be obtained on a commercially reasonable basis, Borrower will obtain and thereafter maintain such coverages and collaterally assign such coverages to the Administrative Agent (but in any event will not be required to maintain casualty or terrorism coverages in an amount which is in excess of the aggregate principal amount of the Term Loans and the First Lien Notes).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender to visit and inspect CityCenter, to examine the corporate, financial and operating records of the Loan Parties, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with the Sponsors and the officers, and independent public accountants of the Loan Parties, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11 Covenant to Guarantee Obligations and Give Security. (a) Notify the Administrative Agent within five Business Days of the date that any Person becomes a Restricted Subsidiary of Borrower and promptly thereafter (and in any event within ten Business Days following such date, except for any delay occasioned by any required Gaming Approvals) cause such Person to:

(i) execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty; and

(ii) deliver to the Collateral Agent any Collateral Documents and certificates of the types referred to in Section 4.01(a) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section), all in form, content and scope reasonably satisfactory to the Administrative Agent, provided that Borrower or the applicable Restricted Subsidiary shall not be required to pledge its Equity Interests in any gaming licensee which is a Restricted Subsidiary, to deliver the certificates evidencing such Equity Interests, or to agree not to pledge such Equity Interests to others, in each case until they have obtained all Gaming Approvals thereto (which Borrower agrees to obtain, or cause the applicable Restricted Subsidiary to obtain, promptly).

(b) Notify the Administrative Agent within five Business Days of the date that any Loan Party obtains any property which is not subject to a perfected Lien in favor of the Collateral Agent and promptly thereafter (and in any event within ten Business Days following such date) cause the Loan Party owning such property to:

(i) deliver Collateral Documents granting Liens on such property to the Collateral Agent in form and substance acceptable to the Administrative Agent

(ii) deliver to the Administrative Agent documents and certificates of the types referred to in Sections 4.01(a) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Notify the Administrative Agent of each deposit, brokerage or other similar account opened by any of the Loan Parties, and refrain from depositing money or property therein unless (except in the case of “cage cash,” international marketing, payroll and zero balance accounts) such account is subject to a Control Agreement in favor of the Collateral Agent.

6.12 Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that none of the Loan Parties shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Transaction Documents, (ii) to the fullest extent permitted by applicable law, subject any of the Loan Parties’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Secured Parties the rights granted or now or hereafter intended to be granted to the Lender Secured Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.14 Preparation of Environmental Reports. At the request of the Administrative Agent or the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of Borrower, an environmental site assessment reports for CityCenter, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties, provided that unless an Event of Default then exists, the Administrative Agent shall not request more than one report pursuant to this Section.

6.15 Material Contracts. (a) Perform and observe, in all material respects, the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party is entitled to make under such Material Contract, and cause each of its Restricted Subsidiaries to do so; except to the extent that either (i) such Material Contract has been substantially completed, or (ii) such Material Contract has been replaced in accordance with clause

(b) of this Section; (b) Maintain each Material Contract in full force and effect until the date upon which the obligations of each party thereto have been substantially completed, except to the extent that Borrower replaces the Material Contract with a replacement contract on terms, and with a Person, reasonably acceptable to the Administrative Agent either prior to, or substantially concurrently with, any termination of the first Material Contract.

(c) Without limitation as to the foregoing provisions of this Section, require, including in the event of any MGM Resorts Operational Entity Insolvency Proceeding, each MGM Resorts Operational Entity to perform and observe each material covenant and condition contained in the MGM Resorts Operations Management Agreements, the MGM Resorts Affiliate Agreements and each other Material Contract to which it is a party.

6.16 Harmon. Borrower hereby acknowledges and agrees that, except for Demolition Work expressly permitted pursuant to Section 6.06 and any legally mandated repair of the Harmon, the resumption of any work related to the Harmon shall be subject to Section 10.01(k).

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Bank Obligation shall remain unpaid or unsatisfied, Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any of the Loan Parties as debtor, other than the following:

(a) Liens securing obligations outstanding pursuant to Section 7.02(a) and (b);

(b) (i) the mechanics liens described on Schedule 7.01(b); and (ii) any other mechanics liens representing claims against Borrower and its Subsidiaries in an aggregate amount not to exceed $50,000,000, provided that no claims filed by any Person on behalf of its subcontractors shall be included on a duplicative basis with any claims filed by such subcontractors;

(c) Liens for taxes, assessments or governmental charges or claims the payment of which are not, at the time, due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves have been made with respect thereto which are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting CityCenter or minor defects and irregularities of title which are disclosed in the policy of title insurance referred to in Article IV or which, in the aggregate, do not materially detract from the value of CityCenter or materially interfere with the operation of CityCenter;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under the Transaction Documents;

(i) Liens securing Indebtedness permitted under Section 7.02(k); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

(j) Acceptable Land Use Arrangements;

(k) Liens arising from filing UCC financing statements relating solely to operating leases;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) the effects of any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property which is consistent with the intended uses of CityCenter;

(n) Liens (other than mechanics liens) disclosed in the commitment for title insurance heretofore delivered to the Administrative Agent;

(o) leases or subleases entered into in compliance with the terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

(p) licenses of patents, trademarks and other intellectual property rights granted by the Loan Parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

(q) Liens on the Seller Notes issued in compliance with the Approved Seller Financing Program securing any Indebtedness permitted pursuant to Section 7.02(c);

(r) Liens in existence on the Closing Date, as set forth on Schedule 7.01(r);

(s) consensual Liens or Liens arising by law consisting of bankers’ liens, rights of setoff or similar rights or remedies relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

(t) any Lien created by an agreement or instrument entered into by Borrower or a Restricted Subsidiary which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument; and

(u) Liens not specified in clauses (a) through (t) above so long as the aggregate outstanding principal amount of the obligations secured by all such Liens in the aggregate does not exceed $10,000,000 at any one time (collectively for all assets and property subject to such Liens).

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) the First Lien Obligations and the Second Lien Obligations outstanding on the Effective Date and (ii) any incremental First Lien Notes and Second Lien Notes issued thereafter so long as the Net Cash Proceeds thereof (other than any increases in the principal amount of the Second Lien Notes as a result of payments-in-kind pursuant to the terms of the Second Lien Indenture) are used to repay Bank Obligations pursuant to Section 2.03(b)(3);

(b) refinancing Indebtedness permitted under Section 7.12(b) and (c);

(c) Indebtedness of Borrower or a Restricted Subsidiary incurred in connection with the Warehouse Financing Program, secured solely by Seller Notes (and by any liquidity reserve maintained as permitted pursuant to subsection (d) of this Section 7.02) and subject to the following additional terms and conditions:

(1) the aggregate principal amount of the Indebtedness under the Warehouse Financing Program shall not exceed $250,000,000;

(2) the Warehouse Financing Program shall be nonrecourse to Borrower and its Subsidiaries (except to the extent of liability under customary representations and warranties provided by Borrower or such Restricted Subsidiary in connection with such Warehouse Financing Program and except to the extent that the liquidity reserve permitted pursuant to subsection (e) of this Section 7.02 constitutes any such recourse);

(3) no scheduled payments of principal shall be required under the Warehouse Financing Program prior to the Maturity Date;

(4) all fees and expenses related to the Warehouse Financing Program shall not be greater than the interest income stream of the subject Seller Notes;

(5) prepayment under the Warehouse Financing Program shall be permitted without penalty or premium; and

(6) the Warehouse Financing Program shall contain other terms and conditions customary for warehouse facilities of such type.

(d) Indebtedness of Borrower and its Restricted Subsidiaries consisting of unsecured obligations to support a liquidity reserve in connection with any Warehouse Financing Program, not to exceed the lesser of (i) three (3) months’ interest with respect to such Indebtedness and (ii) $5,000,000;

(e) Indebtedness in an aggregate principal amount not to exceed $15,000,000 consisting of premium finance programs for casualty, liability and other insurance coverages at CityCenter;

(f) obligations (contingent or otherwise) existing or arising under Swap Contracts in respect of Indebtedness having an aggregate notional principal amount not to exceed the principal amount of the Term Loans and which Swap Contracts consist solely of swaps of floating interest rates for fixed interest rates;

(g) Sponsor Subordinated Debt and Casualty Bridge Capital, in each case owing to the Sponsors and Sponsor Entities or their Affiliates;

(h) Indebtedness of a Restricted Subsidiary of Borrower owed to Borrower or another Restricted Subsidiary of Borrower;

(i) other Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(j) Guarantees of any of the Loan Parties in respect of Indebtedness otherwise permitted hereunder of Borrower or any other Restricted Subsidiary of Borrower;

(k) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01 (i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(l) Indebtedness of Borrower or any Restricted Subsidiary arising in respect of letters of credit, bankers’ acceptances, worker’s compensation claims, payment obligations in connection with self-insurance or similar obligations and bid, appeal, performance and surety bonds, in each case in amounts and for the purposes customary in such Person’s industry and other letters of credit or guarantees constituting Investments permitted by Section 7.03(d), so long as the aggregate amount of Indebtedness outstanding under this clause (l) shall not exceed $25,000,000 at any time;

(m) Permitted Unsecured Debt, so long as the Net Cash Proceeds of any such Permitted Unsecured Debt are used to repay the Bank Obligations pursuant to Section 2.03(b)(3) except to the extent such Permitted Unsecured Debt is used to refinance the First Lien Notes pursuant to Section 7.12(b), to refinance the Second Lien Notes pursuant to Section 7.12(c) or to refinance other Permitted Unsecured Debt pursuant to Section 7.12(e); and

(n) other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time.

7.03 Investments. Make or hold any Investments in any Person other than:

(a) Investments in Restricted Subsidiaries;

(b) Investments existing as of the Closing Date and listed on Schedule 7.03;

(c) Investments existing as of the date of any Disposition thereof in any Person which is designated as an Unrestricted Subsidiary in accordance with the terms hereof;

(d) Investments made after the Closing Date in Persons which are the owners or operators of restaurants, retail, night club or other businesses located at CityCenter consistent with industry practices for arrangements with such Persons and which do not exceed the sum of $25,000,000 outstanding at any time;

(e) Investments in Cash Equivalents.

(f) Investments consisting of Seller Loans received in consideration of the seller financing of sales of Condo Units in compliance with the Approved Seller Financing Program (except as provided below) and in the proceeds thereof; provided however,

(1) each such Seller Loan shall constitute Collateral in which Collateral Agent has a perfected security interest (unless a Warehouse Financing Program is then in place with respect to such Seller Loan);

(2) the aggregate principal amount of the Seller Loans shall not exceed $500,000,000 (which may include Seller Loans in a principal amount up to $50,000,000 in the aggregate that do not conform to the pricing or underwriting guidelines of the Approved Seller Financing Program);

(3) the Approved Seller Financing Program terms for Borrower Related Persons shall be identical to Approved Seller Financing Program terms for Persons who are not Borrower Related Persons;

(4) in addition to (and without limiting the generality of) the other provisions of this Agreement (including, Section 6.08 of this Agreement), Borrower and its Restricted Subsidiaries shall (a) not take any action that would result in the failure of the Approved Seller Financing Program to comply, in all material respects, with all applicable Laws, (b) will use all commercially reasonable efforts to ensure that Borrower’s Servicer implements and conducts the Approved Seller Financing Program in a manner that is in material compliance with all applicable Laws, (c) shall use all reasonable efforts to correct any failure of the Approved Seller Financing Program to comply with applicable Laws, and (d) shall not waive any material claims, rights, powers, and/or remedies against Borrower’s Servicer arising out of any failure of compliance without the prior written approval of the Administrative Agent;

(5) Without limiting the generality of the other terms and conditions of the Approved Seller Financing Program, and notwithstanding either Borrower’s ability pursuant to the provisions of subparagraph (2) of this Section 7.03(f) to include as part of the Approved Seller Financing Program up to $50,000,000 in the aggregate principal amount of Seller Loans that do not comply with underwriting or pricing guidelines or Borrower’s ability pursuant to the provisions of the second and third sentences of Section 7.16 hereof to otherwise change the pricing or underwriting guidelines of the Approved Seller Financing Program, Borrower shall not (i) extend the Approved Seller Financing Program to any purchaser in an amount which is in excess of 80% of the purchase price of the relevant Condo Unit, (ii) reduce the interest rates payable by purchasers in respect of Seller Notes issued under the Approved Seller Financing Program to rates that are lower than rates charged by third party mortgage lenders in the United States for similar residential mortgage products for single family residences, or (iii) return to any purchaser any portion of such purchaser’s deposit in connection with the consummated sale of any Condo Unit, including any such sale financed with a Seller Loan;

(6) with respect to each sale of a Condo Unit under the Approved Seller Financing Program:

(i) Borrower shall, at its sole cost and expense at the closing of the Disposition of the Condo Unit, cause the MERS® System to designate Borrower’s Servicer as servicer and (unless a Warehouse Financing Program is in place with respect to such Seller Loan) to reflect that such Seller Loan has been assigned to

Collateral Agent as the sole owner of the beneficial rights related to the Seller Loan.

(ii) in the event that the Lien on the Seller Loans is required to be released by the Collateral Agent to facilitate the Warehouse Financing Program, the Investments, if any, received in consideration of the Warehouse Financing Program shall be pledged to the Collateral Agent for the benefit of the Lender Secured Parties.

(iii) each Seller Loan must be serviced by Borrower’s Servicer pursuant to the Servicing Agreement.

(g) Investments in one or more special purpose entities (which may be either Unrestricted Subsidiaries or non-Subsidiary Affiliates of Borrower (each, “SPE” and one or more, “SPEs”)) formed to facilitate the Warehouse Financing Program or a Permitted Securitization Program received in consideration of the sale of Seller Notes to such SPEs (including debt or equity securities issued by such SPEs in consideration of the purchase of Seller Notes by such SPEs so long as any equity interest in, and any indebtedness issued by, the SPE in exchange for such Seller Notes constitute Collateral in which Collateral Agent has a perfected security interest);

(h) Investments received in connection with any Disposition permitted by Section 7.05;

(i) Investments consisting of letters of credit or guarantees to support insurance premium financings for insurance coverages for CityCenter permitted under Section 7.02(e);

(j) Investments relating to (i) Secured Hedge Agreements permitted by Section 7.02(f) and (ii) interest rate cap transactions;

(k) Guarantees of Indebtedness of Borrower and any Restricted Subsidiary permitted under Section 7.02; and

(l) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) that are at any time outstanding (after giving effect to any such Investments that are returned to Borrower or any Restricted Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation) not in excess of $10,000,000.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, provided that:

(a) any Subsidiary of Borrower may merge or consolidate with Borrower, provided that Borrower shall be the continuing or surviving Person;

(b) any other Restricted Subsidiary may merge or consolidated with any of the Loan Parties;

(c) Borrower may dissolve or liquidate any Restricted Subsidiary which owns no portion of the real property or improvements at CityCenter;

(d) upon 30 days prior notice to the Administrative Agent, Borrower or any Restricted Subsidiary may engage in a transaction resulting in Borrower or such Restricted Subsidiary becoming a subchapter “C” corporation under the Code.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of (i) personal Property and (ii) fixtures, in each case not constituting an interest in CityCenter or the improvements associated with CityCenter except as permitted below in this Section;

(b) Dispositions of any Property to Borrower or to any Restricted Subsidiary of Borrower, provided that Borrower shall not be the direct owner, lessor or lessee of all or any portion of CityCenter or the Improvements located thereon;

(c) Dispositions permitted by Section 7.04;

(d) Dispositions of assets associated with Crystals, the Vdara, the Veer, the Mandarin, the Harmon or of Condo Units (individually or in bulk) or Seller Notes (but not the Aria Hotel), provided that:

(1) each such Disposition outside the ordinary course of business and where the consideration is in excess of $5,000,000 shall be for fair market value (as determined by the board of directors of Borrower) and, where the consideration is in excess of $25,000,000, shall (other than in the case of Condo Unit, bulk Condo Unit sales and sales or securitizations of the Seller Notes) be supported by either (i) an appraisal or other independent valuation reasonably acceptable to the Administrative Agent or (ii) a fairness opinion by a nationally recognized investment banking firm;

(2) after giving effect to each such Disposition, no Default or Event of Default shall exist;

(3) the Administrative Agent and the Lenders concurrently receive the required mandatory prepayment of the Loans in accordance with Section 2.03(b)(1);

(4) the Collateral Agent concurrently receives an endorsement to its ALTA policy of title insurance insuring the continued priority and perfection of the Deed of Trust in respect of the portions of CityCenter not released; and

(5) each of the other Loan Parties expressly approves of such Disposition in a writing addressed to the Administrative Agent and the Lenders in a manner reasonably acceptable to the Administrative Agent;

(e) Dispositions consisting of the grant of Acceptable Land Use Arrangements;

(f) Dispositions of common areas with the residential condominium areas of CityCenter to homeowners associations for the owners of Condo Units when no Default or Event of Default has occurred and remains continuing;

(g) Dispositions of Condo Units, retail leaseholds, restaurant or entertainment venues and other similar spaces within CityCenter (but excluding hotel rooms or gaming spaces) to purchasers, lessees, managers, operators or franchisees, provided that (i) no portion of any spaces so Disposed of is the subject of any lease or other title retention (except as provided below) by the Loan Parties (for the avoidance of doubt, excluding any option by the purchaser of any Condo Unit to participate in any condo-hotel rental program), and (ii) arrangements concerning the provision of title insurance endorsements, casualty insurance riders, and the like are consistent with policies and procedures to be established by the Administrative Agent in consultation with Borrower;

(h) Dispositions of Condo Units financed in exchange, in part, for Seller Notes on the related Condo Unit and otherwise issued in compliance with the Approved Seller Financing Program, provided that no Dispositions of Condo Units for Seller Notes shall be deemed to result in Net Cash Proceeds to Borrower except to the extent of cash downpayments and/or cash received by Borrower and its Restricted Subsidiaries from the collection on or financing with respect to the Seller Notes so long as the Administrative Agent shall receive the required mandatory prepayment of the Loans in accordance with Section 2.03(b)(1);

(i) Dispositions of Seller Notes, but solely to an SPE for cash or interests in or securities of the SPE where in turn the SPE has engaged in the Warehouse Financing Program or a Permitted Securitization Program so long as the Administrative Agent shall receive the requirement mandatory prepayment of the Loans in accordance with Section 2.03(b)(1); any other Disposition of Seller Notes shall require the consent of the Required Lenders;

(j) To the extent constituting Dispositions, any Liens permitted by Section 7.01, Investments permitted by Section 7.03 and Restricted Payments permitted by Section 7.06; and

(k) Dispositions in which the aggregate fair market value does not exceed $3,000,000 in any single transaction or series of related transactions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to make any Restricted Payment, other than:

(a) so long as no Default or Event of Default has occurred and shall then be continuing or result therefrom, Permitted Tax Distributions;

(b) Restricted Payments made to Borrower or to Restricted Subsidiaries of Borrower;

(c) the release of up to an aggregate amount equal to the Condo Proceeds Amount of Net Cash proceeds from the Disposition of Condo Units or Seller Notes to MGM Resorts to the extent that the conditions in the proviso to Section 2.03(b)(1) have been satisfied;

(d) so long as no Default or Event of Default has occurred and shall then be continuing or result therefrom, the reimbursement of the Sponsors or their wholly-owned Subsidiaries for (i) so long as the Construction Resolution Date shall have occurred, the MGM Completion Guarantee Reimbursement Amount and (ii) their Harmon Equity in an amount up to the lesser of (1) $50,000,000 and (2) the original amount of the Harmon Equity;

(e) Restricted Payments made within sixty days following the receipt of any Extraordinary Receipts in the amount of Extraordinary Receipts to the extent applied to the retirement of any Casualty Bridge Capital, provided that giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing; and

(f) the payment, redemption, repurchase, retirement, defeasance or other acquisition of Sponsor Subordinated Debt complying with Section 7.12(d) and solely in exchange for common Equity Interests of Borrower.

7.07 Change in Nature of Business. Engage in any material line of business different from those lines of business conducted by Borrower and its Subsidiaries on the Closing Date.

7.08 Transactions with Sponsor Entities. Enter into any transaction of any kind with any Person which is a Sponsor Entity (other than a Loan Party), whether or not in the ordinary course of business, other than:

(a) the transactions contemplated by the agreements described on Schedule 7.08 and in accordance with the MGM Resorts Operations Management Agreements referred to in clauses (a) through (d) of the definition thereof;

(b) the transactions contemplated by the MGM Resorts Affiliate Agreements;

(c) Permitted Affiliate Cost Reimbursements;

(d) other transactions (including any amendments to the MGM Resorts Operations Management Agreements and the other agreements described on Schedule 7.08 or additional MGM Resorts Operations Management Agreements) the terms of which are disclosed in writing to the Administrative Agent and which are on terms which are fair and reasonable and substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than a Sponsor Entity, provided that unless the Administrative Agent and the Collateral Agent have agreed to subordinate the Deed of Trust and the Circus Deeds of Trust to the agreements governing any such transactions, then such agreements shall be subject to the subordination of the MGM Resorts Operational Entities Subordination Agreement;

(e) Borrower may make Sponsor Capital Calls and contribute the funds therefrom as equity for the following purposes: (i) Specified Equity Contributions, (ii) issuances of Equity Interests to the Sponsors or their wholly-owned Subsidiaries to be used for working capital and other ordinary course Capital Expenditures in an aggregate amount not to exceed $200,000,000 and (iii) issuances of Harmon Equity;

(f) without duplication as to Section 7.06(c), the payment of up to an aggregate amount equal to the Condo Proceeds Amount of Condo Proceeds to MGM Resorts to the extent that the conditions in the proviso to Section 2.03(b)(1) have been satisfied;

(g) without duplication as to Section 7.06(d)(i), the payment of the MGM Completion Guarantee Reimbursement Amount if the conditions in Section 7.06(d)(i) have been satisfied;

(h) Sponsor Subordinated Debt and Casualty Bridge Capital;

(i) any Restricted Payment, or obligation with respect thereto, permitted by Section 7.06; and

(j) the sale of Seller Notes to a Sponsor Entity for a price approved by the board of directors of Borrower and which is fair and reasonable and substantially as favorable to Borrower as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than a Sponsor Entity.

7.09 Burdensome Agreements. Except as contemplated by the Collateral Agent Agreement, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) of the Borrower or any Restricted Subsidiary that:

(a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to any of the Loan Parties or to otherwise transfer Property to or invest in any of the Loan Parties, or (ii) of any Loan Party to create, incur, assume or suffer to exist Liens on its Property in favor of the Collateral Agent; provided, however, that this Section 7.09 shall not prohibit:

(1) any Lien, negative pledge or restriction on the transfer of property incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(d) or Section 7.02(k) solely to the extent any such Lien, negative pledge or other restriction relates to the Property financed by or the subject of such Indebtedness (and any proceeds thereof);

(2) the First Lien Notes and Second Lien Notes and, in each case, the financing agreements related thereto, and any refinancing thereof in accordance with the terms of this Agreement;

(3) any Contractual Obligation with respect to the sale of assets or properties, including customary restrictions with respect to a Subsidiary of Borrower pursuant to any agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets and properties of such Subsidiary;

(4) customary non-assignment provisions in contracts, licenses or intellectual property; and

(5) customary provisions contained in leases or licenses of intellectual property; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Accounting Changes. Make any material change in their respective accounting policies or reporting practices, except as required by GAAP.

7.12 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy in any manner the First Lien Notes, the Second Lien Notes, the Sponsor Subordinated Debt or the Permitted Unsecured Debt (except, in the case of the First Lien Notes and the Second Lien Notes, for any mandatory prepayments, redemptions, purchases, defeasances or other satisfactions required by the terms of the First Lien Indenture or the Second Lien Indenture as in effect on the Effective Date), except for:

(a) prepayments, redemptions, repurchases, defeasances or other satisfactions of the First Lien Notes pursuant to the terms of Section 2.03 or otherwise in accordance with the First Lien Intercreditor Agreement;

(b) so long as no Default or Event of Default shall be continuing, prepayments, redemptions, repurchases, defeasances or other satisfactions of the First Lien Notes using Net Cash Proceeds of Indebtedness that has a stated maturity date after the specified maturity date for the First Lien Notes, no scheduled amortization prior to such scheduled maturity, a principal balance not in excess of the then outstanding principal amount of First Lien Notes, covenants no more restrictive, taken as a whole, than those in the First Lien Notes and that can be issued without any material amendment to the First Lien Intercreditor Agreement or the General Intercreditor Agreement;

(c) so long as no Default or Event of Default shall be continuing, prepayments, redemptions, repurchases, defeasances or other satisfactions of the Second Lien Notes using Net Cash Proceeds of Indebtedness that has a stated maturity date after the specified maturity date for the Second Lien Notes, no scheduled amortization prior to such scheduled maturity, a principal balance not in excess of the then outstanding principal amount of Second Lien Notes, covenants no more restrictive, taken as a whole, than those in the Second Lien Notes and that can be issued without any material amendment to the General Intercreditor Agreement;

(d) payments of the Sponsor Subordinated Debt made in a manner which is consistent with the terms thereof and in compliance with Section 7.06(f); and

(e) so long as no Default or Event of Default shall be continuing, payments of Permitted Unsecured Debt using the proceeds of other Permitted Unsecured Debt issued pursuant to Section 7.02(m) that has a stated maturity date after the specified maturity date for the Permitted Unsecured Debt being refinanced, no scheduled amortization prior to such scheduled maturity, a principal balance not in excess of the then outstanding principal amount of the Permitted Unsecured Debt being refinanced and covenants no more restrictive, taken as a whole, than those in the Permitted Unsecured Debt being refinanced.

7.13 Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter of Borrower, commencing with the earlier of (i) the fiscal quarter ending September 30, 2012 and (ii) to the extent applicable, the end of the fiscal quarter in which the Funded Interest Account shall have been exhausted (in which case the minimum Interest Coverage Ratio shall be 1.10 to 1.00), to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Interest Coverage Ratio

September 30, 2012	1.10:1.00

December 31, 2012	1.15:1.00

March 31, 2013	1.25:1.00

June 30, 2013	1.25:1.00

September 30, 2013 and thereafter	1.50:1.00

For purposes of determining compliance with the Interest Coverage Ratio, any common equity contribution made to Borrower after the end of the fiscal quarter and on or prior to the day that is the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with the Interest Coverage Ratio, at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided, that (a) prior to the Maturity Date no more than four Specified Equity Contributions shall be made, (b) as long as the aggregate principal balance of outstanding Term Loans shall exceed $500,000,000, no more than two Specified Equity Contributions shall be made and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in compliance with the Interest Coverage Ratio.

7.14 Capital Expenditures. Make or become legally obligated to make any Capital Expenditures (other than Capital Expenditures related to any demolition of the Harmon or any repair of the Harmon which is required by law) in any fiscal year commencing on or after

January 1, 2011 in excess of an amount equal to $50,000,000; provided, however that any such Capital Expenditures not made in any fiscal year may be made in the next fiscal year (but not any fiscal years thereafter); and provided, further, that any Capital Expenditures funded from the issuance of Equity Interests described in Section 2.03(b)(4) shall be excluded from the limitations described above.

7.15 Zoning. Initiate or consent to or acquiesce to any zoning downgrade of CityCenter or seek any material variance under any existing zoning ordinance except, in each case, to the extent such downgrade or variance could not reasonably be expected to materially and adversely affect the occupancy, use or operation of CityCenter.

7.16 Seller Financing. Except as provided in this Section 7.16 modify the terms of the Approved Seller Financing Program without the consent of the Required Lenders. Borrower may implement immaterial changes to the pricing, underwriting guidelines or other terms of the Approved Seller Financing Program so long as Borrower promptly shall have notified the Administrative Agent in writing of such changes. Borrower may implement material changes to the pricing, underwriting guidelines or other terms of the Approved Seller Financing Program so long as (a) such changes have been approved by Borrower’s Board of Directors as being in the best interests of Borrower and (b) Borrower promptly shall have delivered to the Administrative Agent an Officer’s Certificate of a Responsible Officer, attaching true and correct copies of (i) a summary of such changes and (ii) the accompanying authorizing resolution of Borrower’s Board of Directors.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within ten Business Days following demand therefore, any other amount payable hereunder or under any other Transaction Document; or

(b) Specific Credit Agreement Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 or Article VII when required, Section 6.10, within two Business Days following request, or Sections 6.11 or 6.13 within ten Business Days of the date when required; or

(c) Completion Guaranty. MGM Resorts fails to make any payment required under the MGM Resorts Completion Guaranty within three Business Days following the date which is specified in the MGM Resorts Completion Guaranty for the making of such payment (and, if not specified, then within three Business Days following demand by the relevant entitled Person under the First Lien Intercreditor Agreement or the General Intercreditor Agreement); or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Transaction

Document on its part to be performed or observed within ten Business Days following the earlier or (i) the date upon which Borrower becomes aware of such failure or (ii) the giving of notice of such failure to Borrower (or, to the extent such failure can be cured, 30 calendar days); or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made by or on behalf of any Loan Party in any Transaction Document is materially incorrect as of the date when made or reaffirmed; or

(f) Cross-Default as to Loan Parties. Any Loan Party:

(1) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts); or

(2) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto; or

(3) permits an Early Termination Date (as defined in any Swap Contract) resulting from (i) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined);

in each case if the effect is to cause or permit the holders of any Indebtedness, the beneficiaries of any Guarantees, or the counterparties to such Swap Contract (or a trustee or agent on behalf of such Persons), to (A) demand the making of any payment in an amount which is more than $25,000,000 (including in respect of any Swap Termination Value owed by the Loan Parties in such an amount), (B) require an amount of Indebtedness which is more than $25,000,000 to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), (C) require an offer to repurchase, prepay, defease or redeem Indebtedness in an amount of more than $25,000,000 to be made, prior to its stated maturity, or (D) require that any Guarantee become payable or cash collateral in respect thereof to be demanded in an amount which is more than $25,000,000; or

(g) Insolvency Proceedings, Etc as to Loan Parties. Any of the Loan Parties institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and absent a procurement of a stay of execution, such judgment remains unsatisfied for thirty days after entry thereof, or (ii) there is a period of 10 consecutive days during which a stay of enforcement of judgment which may be enforced against CityCenter, by reason of a pending appeal or otherwise, is not in effect, provided that a judgment in the Perini Lawsuit shall not be deemed to result in an Event of Default under this clause (i) to the extent satisfied pursuant to the MGM Resorts Completion Guarantee within the time periods described therein; or

(j) Sponsor Judgments. At any time prior to the Construction Resolution Date, there is entered against MGM Resorts one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $250,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and, absent a procurement of a stay of execution, such judgment remains unsatisfied for thirty days after entry thereof provided that it is acknowledged that any Event of Default which occurs under this clause (j) may subsequently be cured at any time by the posting of cash or a letter of credit in a form and issued by a Person acceptable to the Administrative Agent and in the remaining amount of the obligations under the MGM Resorts Completion Guarantee (and without liability on the part of any of the Loan Parties), it being agreed that this proviso shall not be construed to provide a redemption right in respect of any foreclosure under any Collateral Document; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which results in direct liability to any of the Loan Parties under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) Borrower and its Subsidiaries fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(l) Invalidity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Bank Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Transaction Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Transaction Document, or purports to revoke, terminate or rescind any provision of any Transaction Document; or any Person (including any Person acting or purporting to act on behalf of any Sponsor, including on behalf of any Sponsor’s bankruptcy or insolvency estate under any

Debtor Relief Laws) attempts to avoid, rescind, or otherwise recover any payment or other transfer of property made pursuant to or in connection with any provision of any Transaction Document; provided that in the event of a default under the MGM Resorts Completion Guarantee where the underlying third party obligations are not yet delinquent (both as a matter of contract and under applicable law), Borrower shall have the benefit of any applicable cure period with respect to any such third party obligation before such default shall constitute an Event of Default hereunder; or

(m) Change of Control. Any Change of Control occurs; or

(n) Collateral Documents. The Collateral Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on CityCenter, the Improvements or any material personal property interests associated with CityCenter; or

(o) Subordination. (i) The subordination provisions of any subordinated indebtedness of the Loan Parties to any other Persons (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any Property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(p) License Revocation. A License Revocation occurs and continues for three consecutive Business Days.

For purposes of this Section 8.01, each amount specified in U.S. Dollars shall also include the equivalent amount of any other currencies.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(b) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, direct the Collateral Agent to exercise its rights with respect to the Collateral Documents in a manner consistent with the Collateral Agent Agreement, including, without limitation, the rights of Collateral Agent with respect to the Control Agreements and any cash collateral account; and

(c) exercise the rights described in the MGM Resorts Operational Entities Subordination Agreement.

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Bank Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Bank Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such, it being acknowledged that the Administrative Agent shall be entitled to surcharge any payments received by it in respect of the Bank Obligations for such amounts;

Second, to payment of that portion of the Bank Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Bank Obligations constituting accrued and unpaid interest on the Loans and other Bank Obligations (except to the extent described in clause Fourth), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Bank Obligations constituting unpaid principal of the Loans and Bank Obligations then owing under Secured Hedge Agreements (including any Swap Termination Value in respect thereof) and Secured Cash Management Agreements, ratably among the Lenders, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Bank Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding the foregoing provisions of this Section, Bank Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be. Each Hedge

Bank and Cash Management Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Similarly, each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Collateral Agent and authorizes Bank of America and its successors in such capacities to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (including in its capacity as a Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of that Lender for purposes of acquiring, holding and enforcing all Liens on Collateral granted by any of the Loan Parties to secure any of the Bank Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 or the Collateral Agent Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Administrative Agent and Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not serving in those capacities and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, includes Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties and their Affiliates as if it were not the Administrative Agent and Collateral Agent and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other

Transaction Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent or Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents), provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose them to liability or that is contrary to any Transaction Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or the Sponsor Entities that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent, or any of their Affiliates in any capacity;

(d) The Administrative Agent and the Collateral Agent each shall not be liable for any action taken or not taken by them (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as they shall believe in good faith shall be necessary, under the circumstances as provided in Sections10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to them by Borrower or a Lender; and

(e) The Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to them.

9.04 Reliance. The Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by them to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent and Collateral Agent may each presume that such condition is satisfactory to that Lender unless the Administrative Agent shall have received notice to the contrary from that Lender prior to the making of such Loan. The Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent and Collateral Agent may perform all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents. The Administrative Agent and Collateral Agent and any such sub-agent may perform all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent and Collateral Agent.

9.06 Resignation of Administrative Agent and Collateral Agent. The Administrative Agent may (but shall not be obligated to) at any time give notice of its resignation to the Lenders and Borrower. At the same time, the Collateral Agent may also give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint a successor (or successors), which successor (or successors) shall be subject to Borrower’s approval at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed) and which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and so approved by Borrower (or any appointed and approved successor shall have declined to accept such appointment) within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Transaction Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be in such amounts as may be agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. If no such successor Collateral Agent shall have been so appointed by the Required Lenders and so approved by Borrower (or any appointed and approved successor shall have declined to accept such appointment) within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent shall continue in such capacity, and from and after such day shall be paid the fee that otherwise would have been payable to the retiring Administrative Agent (had it not resigned) until such time as the Collateral Agent shall have been replaced. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Bank Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same and may surcharge any such monies for any amount payable to the Administrative Agent in its capacity as such;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Bank Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacity as a Hedge Bank or Cash Management Bank) irrevocably authorizes the Administrative Agent, in its discretion to, directly or through the Collateral Agent, take the following actions:

(a) to release any Lien on any Property granted to or held by the Administrative Agent under any Transaction Document (i) upon payment in full of all Bank Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made), (ii) provided that no Default or Event of Default has occurred and remains continuing, that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Transaction Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) provided that no Default or Event of Default has occurred and remains continuing, to release any party to the Subsidiary Guaranty therefrom if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder;

(c) provided that no Default or Event of Default has occurred and remains continuing, to subordinate any Lien on any Property granted to or held by the Administrative Agent or Collateral Agent under any Transaction Document to the holder of any Lien on such Property that is permitted by Section 7.01(j);

(d) provided that no Default or Event of Default has occurred and remains continuing, to subordinate the Lien of the Deed of Trust to any Acceptable Land Use Arrangements;

(e) to take any action required by the Collateral Agent Agreement;

(f) to execute, and take any action required by, the First Lien Intercreditor Agreement and the General Intercreditor Agreement;

(g) to release Condo Units and related interests in property intended as condominium common areas from the Deed of Trust upon the consummation of the sale thereof;

(h) to execute, on commercial terms, subordination, non-disturbance, attornment and estoppel agreements with tenants in properties owned or leased by Borrower and the Restricted Subsidiaries, including retail and commercial tenants in respect of hotels, restaurants, night clubs, retail stores and other similar portions of CityCenter;

(i) release Condo Units from the applicable Seller Loans, including Seller Loans contributed as security for the Warehouse Financing Program, upon a Condo Unit purchaser’s payment in full under its Seller Loan and the deposit of such payment into the Condo Proceeds Account; and

(j) release SPE Equity Interests upon the payment in full under Seller Loans contributed as security for the Warehouse Financing Program and the deposit of such payment into the Condo Proceeds Account.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section. In each case as specified in this Section, the Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Transaction Documents and this Section.

9.11 Secured Hedge Agreements and Secured Cash Management Agreements. No Hedge Bank or Cash Management Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Transaction Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a

Lender and, in such case, only to the extent expressly provided in the Transaction Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Obligations arising under Secured Hedge Agreements or Secured Cash Management Agreements unless it has received written notice of such Bank Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 or Section 4.02 (other than Section 4.02(f)), without the written consent of each Lender;

(b) increase the aggregate principal amount of the Loans without the consent of each Lender;

(c) postpone any date fixed by this Agreement or any other Transaction Document for any payment (including the date upon which any mandatory prepayment is required to be made) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Transaction Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the last proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Transaction Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) consent to the release by the Collateral Agent of any material portion of the Collateral (in any transaction or series of related transactions), without the written consent of each Lender, provided that the Administrative Agent shall be entitled to direct the Collateral Agent to release any Collateral which is the subject of a permitted Disposition and, from time to time, any items of Collateral which the Administrative Agent determines have a value of less than $25,000,000;

(h) release of any Guaranty or Sponsor Document, without the written consent of each Lender, except (i) for release of the MGM Resorts Completion Guaranty in the manner set forth therein, and (ii) to the extent the release of any Subsidiary from the Subsidiary Guaranty is permitted pursuant to Section 9.10 (in which cases such release may be made by the Administrative Agent acting alone);

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the consent of any affected Lender;

(j) consent to any amendment to the First Lien Intercreditor Agreement or the General Intercreditor Agreement which would reduce the amounts payable in respect of the Bank Obligations without the written consent of each Lender; or

(k) permit the resumption of any work related to the Harmon (other than as otherwise permitted hereby) without the consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that if any such amendment or waiver would increase or extend the term of the commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender and any amendment, waiver or consent requiring the consent of all Lenders or affected lenders which treats a Defaulting Lender differently shall require its consent.

10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if that Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for that Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Transaction Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Transaction Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.08), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Transaction Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.08, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel therefor), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender and the reasonable costs of any advisor (including financial advisor) or consultant to the Administrative Agent), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, provided that such expenses shall be non-duplicative of the expenses of the attorneys retained by the Administrative Agent.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Transaction Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party or any of Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee shall have any liability for any indirect, consequential, special or punitive damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, the indemnity set forth in the foregoing subsection shall extend in favor of each Indemnitee with respect to every aspect of any Disposition of any Condo Unit, including as to any Seller Note and/or as to any other aspect of the Approved Seller Financing Program.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent or sub-agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, that Lender’s pro rata share of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.09(c).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand for payment.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Bank Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or that Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Bank Obligations and the termination of this Agreement.

10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. No Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) except pursuant to Section 10.06(a) above, and any such assignment shall in any event be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to any of the Loan Parties or to any Sponsor Entity.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, that Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by that Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or to an Loan Party or a Sponsor Entity) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) that Lender’s obligations under this Agreement shall remain unchanged, (ii) that Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that that Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Participant Register. Each Lender that sells a participation, acting as a non-fiduciary agent of Borrower solely for purposes of applicable United States federal income tax law and Treasury regulations promulgated thereunder, shall maintain a “book entry” register (as further described in the foregoing Treasury regulations) on which it records the name and address of the applicable Participant and the principal amounts of such Participant’s interest in the Loans (each such register, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the applicable Lender, Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as having “ownership of an interest” (as such term is defined the applicable Treasury regulations) in such Loans for all purposes of this Agreement, notwithstanding any notice to the contrary. Upon request by Borrower, such Lender shall make the Participant Register available to Borrower.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release that Lender from any of its obligations hereunder or substitute any such pledgee or assignee for that Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d) to any other party hereto;

(e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.10(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations;

(g) with the consent of Borrower; or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties or the Sponsor Entities.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by that Lender or any such Affiliate to or for the credit or the account of any of the Loan Parties against all of the obligations of the Loan Parties now or hereafter existing under this Agreement or any other Transaction Document to that Lender, irrespective of whether or not that Lender shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch or office of that Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each

Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that that Lender or its Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Bank Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Bank Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, (iv) any Lender determines that any Law or action of any Governmental Authority adversely impacts that Lender’s or its applicable Lending Office’s ability to make, maintain or fund Eurodollar Rate Loans as set forth in Section 3.02, (v) if any Lender is subject to a Disqualification, then so long as no Event of Default shall be continuing, Borrower may, at its sole expense and effort, upon notice to that Lender and the Administrative Agent, require that Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) that Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by that Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL (EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEVADA.

(b) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA SITTING IN CLARK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF NEVADA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEVADA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, the Sponsor Entities or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Loan Parties or the Sponsor Entities with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and the Sponsor Entities, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to any Person. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT ACT. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow that Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Transaction Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Conflict with Loan Documents. In the event of any conflict between the terms hereof and the terms of any other Loan Document, the terms hereof shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CITYCENTER HOLDINGS, LLC, a Delaware limited liability company

By:	Project CC, LLC, a Nevada limited liability company, its managing member

	By:	/s/ William M. Scott IV
William M. Scott IV, Authorized Representative

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Maurice Washington
Name:	Maurice Washington
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., a national banking association, as Lender

By:	/s/ John W. Woodiel III
Name:	John W. Woodiel III
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Barclays Bank PLC, as Lander

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

Signature Page to Amended and Restated Credit Agreement

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	General Manager

Signature Page to Amended and Restated Credit Agreement

The Royal Bank of Scotland plc, as Lender

By:	/s/ Dennis Dee
Name:	Dennis Dee
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

UBS Loan Finance LLC, as Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

Signature Page to Amended and Restated Credit Agreement

BNP PARIBAS, as Lender

By:	/s/ Brock Harris
Name:	Brock Harris
Title:	Managing Director

BNP PARIBAS, as Lender

By:	/s/ Duane Helkowski
Name:	Duane Helkowski
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement